FINALDRAFT 5/8/00

Between

HSD/HORTON ASSOCIATES

Landlord

And

COORDINATED CARE SOLUTIONS, INC.

Tenant

22nd and 23rd Floors 110 William Street New York, New York

Dated: May 17, 2000

TABLE OF CONTENTS

DEFINITIONS

ARTICLE 1               DEMISE, PREMISISES, TERM, RENT

ARTICLE 2	USE AND OCCUPANCY

ARTICLE 3	ALTERATIONS

ARTICLE 4               REPAIRS – FLOOR LOAD

ARTICLE 5	WINDOW CLEANING

ARTICLE 6               REQUIREMENTS OF LAW

ARTICLE 7	SUBORDINATION

ARTICLE 8               RULES AND REGULATIONS

ARTICLE 9               INSURANCE, PROPERTY LOSS OR DAMAGE; REIMBURSEMENT

ARTICLE 10	DESTRUCTION – FIRE OR OTHER CAUSE

ARTICLE 11	EMINENT DOMAIN

ARTICLE 12	ASSIGNMENT, SUBLETTING, MORGAGES, ETC.

ARTICLE 13	ELECTRICITY

ARTICLE 14	ACCESS TO PREMISES

ARTICLE 15	CERTIFICATE OF OCCUPANCY

ARTICLE 16	DEFAULT

ARTICLE 17	REMEDIES AND DAMAGES

ARTICLE 18	LANDLORD FEES AND EXPENSES

ARTICLE 19	NO REPRESENTATIONS BY LANDLORD

ARTICLE 20	END OF TERM

ARTICLE 21	QUIET ENJOYMENT

ARTICLE 22	POSSESSION

ARTICLE 23	NO WAIVER

ARTICLE 24	WAIVER OF TRIAL BY JURY

ARTICLE 25	INABILITY TO PERFORM

ARTICLE 26	BILLS AND NOTICES

ARTICLE 27	ESCALATION

ARTICLE 28	SERVICES

ARTICLE 29	PARTNERSHIP TENANT

ARTICLE 30	VAULT SPACE

ARTICLE 31	CAPITONS

ARTICLE 32	PARTIES BOUND

ARTICLE 33	BROKERS

ARTICLE 34	INDEMNITY

ARTICLE 35	ADJACENT EXCAVATIN-SHORING

ARTICLE 36	MISCELLANEOUS

ARTICLE 37	RENT CONTROL

ARTICLE 38	EXPEDITED ARBITRATION

ARTICLE

Schedule A	Rules and Regulations

EXHIBIT "A"	Floor Plan - Premises

EXHIBIT "B"	Omitted

EXHIBIT "C"	Omitted

EXHIBIT "D"	Intentionally Deleted

EXHIBIT “E”	HVAC Specifications

Exhibit “F”	Letter of Credit

Exhibit “G”	Approved Contractors List

Exhibit “H”	Subordination, Mon-Disturbance and Attornment Agreement

Exhibit “I”	Tenant Approved Subordination, Non-Disturbance and Attornment Agreement

AGREEMENT OF LEASE (this "Lease"), made as of the 17th day of May, 2000, between Landlord and Tenant.

WITNESSETH:

The parties hereto, for themselves, their legal representatives, successors and assigns, hereby covenant as follows.

DEFINITIONS

"Affiliate" shall mean a Person which shall (1) Control, (2) be under the Control of, or (3) be under common Control with the Person in question.

"Alteration Fee" shall have the meaning set forth in Section 3.2 hereof.

"Alterations" shall mean alterations, installations, improvements, additions or other physical changes (other than decorations) in or about the Premises.

"Applicable Rate" shall mean the lesser of (x) two (2) percentage points above the then current Base Rate, and (y) the maximum rate permitted by applicable law.

"Assessed Valuation" shall have the meaning set forth in Section 27.1 hereof.

"Assignment Proceeds" shall have the meaning set forth in Section 12.8 hereof.

"Assignment Statement" shall have the meaning set forth in Section 12.8 hereof.

“Bankruptcy Code" shall mean 11 U.S.C. Section 101 et seq., or any statute of similar nature and purpose.

"Base Operating Expenses" shall have the meaning set forth in Section 27.1 hereof.

"Base Operating. Year" shall have the meaning set forth in Section 27.1 hereof.

"Base Rate" shall mean the rate of interest publicly announced from time to time by The Chase Manhattan Bank, N.A., or its successor, as its ''prime lending rate" (or such other term as may be used by The Chase Manhattan Bank, N.A., from time to time, for therate' presently referred to as its "prime lending-rate”).

"Base Taxes" shall have the meaning set forth in Section 27.1 hereof.

"Base Tax Year" shall mean the Tax Year commencing on July 1, 1999 and ending on June 30,2000.

"Broker" shall have the meaning set forth in Article 33 hereof

"Building;" shall mean all the buildings, equipment and other improvements and appurtenances of every kind and description now located or hereafter erected, constructed or placed upon the land and any and all alterations, and replacements thereof, additions thereto and substitutions therefore, known by the address of 110William Street, New York, New York.

"Building Systems" shall mean the mechanical, gas, electrical, sanitary, heating, air 'conditioning, ventilating, elevator, plumbing, life-safety and other service systems of the Building.

"Business Days" shall mean all days, excluding Saturdays, Sundays and all days observed by the applicable labor unions servicing the Building as legal holidays.

"Commencement Date" shall have the meaning set forth in Section 1.1 hereof.

"Control" or "control" shall mean ownership of more the fifty percent (50%) of the outstanding voting stock of a corporation or other majority equity and control interest if not a corporation and the possession ,of power to direct or cause the direction of the management and policy of such corporation or other entity, whether through the ownership of voting securities, by statute or according to the provisions of a contract.

"Deficiency" shall have the meaning set forth in Section 17.2hereof.

"Escalation Rent" shall mean, individually or collectively, the Tax Payment and the Operating Payment.

"Event of Default" shall have the meaning set forth in Section 16.1 hereof.

"Expiration Date" shall mean the Fixed Expiration Date or such earlier date on which the Term shall end pursuant to any of the terms, conditions or covenants of this Lease or pursuant to law.

"Fixed Expiration Date" shall have the meaning set forth below in the definition of "Term".

"Fixed Rent" shall have the meaning set forth in Section 1.1 hereof.

"Governmental Authoritv (Authorities)" shall mean the United States of America, the State of New York, the City of New York, any political subdivision thereof and any agency, department, commission, board, bureau or instrumentality of any of the foregoing, or any quasi-governmental authority, now existing or hereafter created, having jurisdiction over the Real Property or any portion thereof.

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"Hazardous Materials" shall have the meaning set forth in Section 6.2 hereof

"HVAC" shall mean heat, ventilation and air conditioning.

"HVAC Svstems" shall mean the Building Systems providing HVAC.

"Indemnitees" shall mean Landlord, the partners comprising Landlord and its and . 'their partners, shareholders, officers, directors, employees and managing agents for the Building.

"Initial Alterations" shall mean the Alterations to be made by Tenant to initially prepare the Remises for Tenant's occupancy, including, but not limited to, telephone, computer and other similar systems.

"Landlord", on the date as of which this Lease is made, shall mean HSDIHORTON ASSOCIATES, a California general partnership having an office c/o TrizecHahn Companies, 141 1 Broadway, New York, New York 10018, Attention: General Manager, but thereafter, "Landlord" shall mean only the fee owner of the Real Property or, if there shall exist a Superior Lease, the tenant thereunder,

“Lessor(s)"shal mean a lessor(s) under a Superior Lease.

“Long Lead Work” shall mean any item which is not a stock item and must be specially manufactured, fabricated or installed, or is of such an unusual, delicate or fragile nature that there is a substantial risk that:

(i)	there will be a delay in its manufacture, fabrication, delivery or installation, or

(ii)

after delivery, such item will need to be reshipped or redelivered or repaired so that the item in question would delay the completion of the standard items even though the items of Long Lead Work in question are (1) ordered together with the other items required and (2) installed or performed (after the manufacture or fabrication thereof) in the order and sequence that such Long Lead Work and other items are normally installed or performed in accordance with good construction practice.

“Mortgage(s)" shall mean any trust indenture or mortgage which may now or hereafter affect the Real Property, the Building or any Superior Lease and the leasehold interest created thereby, and all renewals, extensions, supplements, amendments, modifications, consolidations and replacements thereof or thereto, substitutions therefor, and advances made thereunder.

“Mortgagee(s)" shall mean any trustee(s), mortgagee(s) or holder(s) of a Mortgage.

"Operating Expenses" shall have the meaning set forth in Section 27.1 hereof.

"Operating Payment" shall have the meaning set forth in Section 27.4 hereof.

"Operating Statement" shall have the meaning set forth in Section 27.1 hereof.

"Operating Year" shall have-the meaning set forth in Section 27.1 hereof.

"Operation of the Propertv" shall mean the maintenance, repair and management of the Real Property and the curbs, sidewalks and areas adjacent thereto.

"Overtime Periods" shall have the meaning set forth in Section 28.3 hereof.

"Parties" shall have the meaning set forth in Section 36.2 hereof.

"Partner" or "partner" shall mean any partner of Tenant, any professional employee of a professional corporation which is a partner of Tenant, and any shareholder of Tenant if Tenant shall become a professional corporation.

“Partnership Tenant" shall have the meaning set forth in Article 29 hereof.

"Person(s) or person(s)" shall mean any natural person or persons, a partnership, a corporation and any other from of business or legal association or entity.

"Premises" shall, subject to the provisions of Section 14.4 hereof, mean the entire rentable portions of the 22" and 23* floors of the Building, as set forth on the floor plans attached hereto and made a part hereof as Exhibit "A".

"Premises Rent" shall have the meaning set forth in Section 12.11 hereof.

"Prevailing-Rate" shall have the meaning set forth in Section 12.6 hereof.

"Real Property" shall mean the Building, together with the plot of land upon which it stands.

"Rent Commencement Date" shall mean the date that is the four (4) month anniversary of the Commencement Date.

"Rental" shall mean and be deemed to include Fixed Rent, Escalation Rent and all additional rent.

"Requirements" shall mean all present and future laws, rules, orders, ordinances, regulations, statutes, requirements, codes and executive orders, extraordinary as well as ordinary, of all Governmental Authorities now existing or hereafter created, and of any and all of their departments and bureaus, and of any applicable fire rating bureau, or other body exercising similar functions, affecting the Real Property or any portion thereof, or any street, avenue or sidewalk comprising a part of or in front thereof or any vault in or under the same, or requiring removal of any encroachment, or affecting the maintenance, use or occupancy of 'the Real Property or any portion thereof.

"Rules and Regulations" shall mean the rules and regulations annexed hereto and made a part hereof as Schedule A, and such other and further rules and regulations as Landlord or Landlord's agents may from time to time adopt on such notice to be given as Landlord may elect, subject to Tenant's right to dispute the reasonableness thereof as provided in Article 8 hereof.

"Security Deposit Amount” shall mean $1,000,000.00.

"Space Factor” shall mean 33,046 as the same may be increased or decreased pursuant to the terms hereof.

"Specialtv Alterations” shall mean Alterations consisting of kitchens, executive bathrooms, raised computer floors, Alterations penetrating the floor or ceiling slab, computer installations, vaults, libraries, internal staircases, dumbwaiters, pneumatic tubes, vertical and horizontal transportation systems, and other Alterations of a similar character or which are not customarily installed in general office space.

"Sublease Expenses" shall have the meaning set forth in Section 12.1 1 hereof.

"Sublease Profit" shall have the meaning set forth in Section 12.1 1 hereof.

"Sublease Rent" shall have the meaning set forth in Section 12.1 1 hereof

"substantial completion" or "substantiallv completed" or words of similar import shall mean that any repair work obligated to be performed by Landlord has been substantially completed, it being agreed that any repair work shall be deemed substantially complete notwithstanding the fact that (a) minor or insubstantial details of construction or demolition and/or mechanical adjustment and/or decorative items remain to be performed and (b) any Long Lead Work remains be performed.

"Superior Lease(s)" shall mean all ground or underlying leases of the Real Property or the Building here to fire or hereafter made by Landlord which &ct the Premises, and all renewals, extensions, supplementing, amendments and modifications thereof.

"Taxes" shall have the meaning set forth in Section 27.1 thereof.

"Tax Pavment" shall have the meaning set forth in Section 27.2 thereof.

“Tax Statement" shall have the meaning set forth in Section 27.1 thereof.

''Tax Year" shall have the meaning set forth in Section 27.1 hereof

“Tenant" on the date as of which this Lease is made, shall mean COORDINATED CARE SOLUTIONS, INC., a Delaware corporation, currently having an office at 210 North University Drive, Suite 700,Coral Springs, Florida 33071.

"Tenant Statement" shall have the meaning set forth in Section 12.6hereof.

“Tenant's Property" shall mean Tenant's movable fixtures and movable partitions, telephone and other equipment, furniture, furnishings, decorations and other items of personal property located within the Premises.

"Tenant's Share" shall mew 3.96%, as the same may be increased or decreased pursuant to the terms hereof

“Term” shall mean the term of this Lease, which shall commence on the Commencement Date and shall end on July 3 1,20 10 (the "Fixed Expiration Date").

“Unavoidable Delays" shall have the meaning set forth in Article 25 hereof.

ARTICLE 1.

DEMISE, PREMISES, TERM, RENT

Section 1.1 Landlord hereby leases to Tenant, and Tenant hereby hires from Landlord, the Premises and all appurtenances thereto for the Term to commence upon the date of execution and unconditional delivery of this Lease by both Landlord and Tenant (the “Commencement Date”) and to end on the Fixed Expiration Date, at a rent (the "Fixed Rent") of

(i) $1,128,85 1 -36 per annum ($94,070.95 per month) during the period commencing on the Rent Commencement Date and ending on July 3 1,2005; and

(ii) $1,227,989.36 per mum ($102,332.45 per month) during the period commencing on August 1,2005 and ending on the Fixed Expiration Date.

Tenant agrees to pay the Fixed Rent in lawful money of the United States which shall be legal tender in payment of all debts and dues, public and private, at the time of payment. Tenant shall pay Fixed Rent in equal monthly installments in advance, on the first (1st) day of each calendar month during the Term commencing on the Commencement Date, at the office of Landlord or such other place as and Landlord may designate, without any set-off, offset, abatement or deduction what so ever, except as expressly stated to the contrary elsewhere in this Lease. Tenant shall pay the first full monthly installment of Fixed Rent upon the execution hereof. The Fixed Rent shall be equitably adjusted for any partial months which shall occur during the Term.

Section 1.2 Unless otherwise set forth in this Lease, all payments required to be made by Tenant to Landlord shall be deemed to be additional rent.

Section 1.3 For the purposes hereof, the lease to Tenant of the appurtenances to the Premises shall mean the grant to Tenant of the right to use, in common with others, such portions of the lobbies, elevators and other public portions of the Building as may be necessary for access to the Premises.

ARTICLE 2.

USE AND OCCUPANCY

Section 2.1 The Premises shall be used and occupied as general and executive offices, and, subject to the limitations set forth in Section 2.2 hereof and provided that the same do not violate the certificate of occupancy for the Building, ancillary uses in connection therewith which are in keeping with the standards of the Building, and for no other purpose.

Section 2.2 Tenant shall not use the Premises or any part thereof, or permit the Premises or any part thereof to be used, (1) for photographic, multilith or multigraph reproductions or offset printing, except as an ancillary use in connection with Tenant's use of the Premises as general and executive offices, (2) for a retail banking, trust company, depository, guarantee or safe deposit business, (3) as a savings bank, a savings and loan association, or as a loan company, (4) for the sale of travelers checks, money orders, drafts, foreign exchange or letters of credit to the public for "off-the-street" transactions or for the receipt of money for transmission from the public for "off-the-street" transactions, (5) as a stockbroker's or dealer's office open to the general public or for the underwriting or retail sale of securities for "off -the-street" transactions, (6)by the United States government, the City or State of New York, any foreign government, the United Nations or any agency or department of any of the foregoing or any other Person having sovereign or diplomatic immunity, (7) as a restaurant or bar or for the sale of confectionery, soda or other beverages, sandwiches, ice cream or baked goods or for the preparation, dispensing or consumption of food or beverages in any manner whatsoever, except for consumption by the officers, employees and business guests of Tenant, (8) as an employment agency, executive search firm or similar enterprise, labor union, school, or vocational training center (except for the training of employees of Tenant), or (9) as a barber shop or beauty salon.

ARTICLE 3.

ALTERATIONS

Section 3.1 (A) Except as provided in Section 3.4 hereof in connection with certain nonstructural Alterations, Tenant shall not make any Alterations without Landlord's prior consent. Landlord shall not unreasonably withhold its consent to any proposed nonstructural Alteration. An Alteration shall be deemed nonstructural if the Alteration (i) is not visible from the outside of the Building, (ii) does not affect any part of the Building other than the Premises or require any alterations to be performed in or made to any portion of the Building or the Real Property other than the Premises, (iii) does not adversely Sect any service required to be finished by Landlord to Tenant or to any other tenant or occupant of the Building, (iv) does not adversely affect the proper functioning of any Building System, (v) does not adversely reduce the value or utility of the Building, (vi) does not affect the certificate of occupancy for the Building, and (vii) does not affect any ceiling slab, floor slab, load-bearing column, load-bearing wall, exterior wall or exterior window, of the Premises. Landlord shall not be deemed to be unreasonable with respect to withholding its consent to any proposed nonstructural Alteration if the Lessor or Mortgagee, as the case may be, shall with hold its consent, provided such consent is required under the Superior Lease or Mortgage and Landlord uses reasonable efforts to obtain such consent.

(B) (1) Prior to making any Alterations, including, without limitation, the Initial Alterations, Tenant shall: (i) submit to Landlord detailed plans and specifications (including layout, architectural, mechanical and structural drawings) for each proposed Alteration, and (except with respect to any nonstructural Alteration referred to in Section 3.4 hereof for which Landlord's approval is not required) shall not commence any such, Alteration without first obtaining Landlord's approval of such plans and specifications, such consent not to be unreasonably withheld with respect to non-structural Alterations asset forth in Section 3.1(A); (ii) at Tenant's expense, obtain all permits, approvals and certificates required by any Governmental Authorities; and (iii) furnish to Landlord certificates evidencing worker's compensation policies (covering all persons to be employed by Tenant, and by Tenant's contractors and subcontractors, in connection with such Alteration) and comprehensive (commercial) public liability (including property damage coverage) insurance in such form, with such companies, for such periods and in such amounts as Landlord may reasonably approve, naming Landlord and its agents, any Lessor and any Mortgagee, as additional insureds. Upon completion of an Alteration, Tenant, at Tenant's expense, shall obtain certificates of final approval of such Alteration required by any Governmental Authority and shall furnish Landlord with copies thereof, together with the "as-built" plans and specifications for such Alterations, it being agreed that all filings with Governmental Authorities to obtain such permits, approvals and certificates shall be made at Tenant's expense. All Alterations shall be made and performed substantially in accordance with the plans and specifications therefore as approved by Landlord, all Requirements, the Rules and Regulations, and all additional rules and regulations governing construction work that may be promulgated by Landlord from time to time. However, Tenant shall be permitted to use BX for electrical wiring and plenum-rated cable for telephone wiring. All materials and equipment to be incorporated in the Premises as a result of any Alterations or a part thereof shall be of a quality at least equal to the quality of the Building, and no such materials or equipment shall be subject to any lien, encumbrance, chattel mortgage or title retention or security agreement.

(2) If Landlord shall disapprove Tenant's plans and specifications, such notice of disapproval shall be accompanied by a statement of the reasons for such disapproval. Landlord reserves the right to disapprove any plans and specifications in part, to reserve approval of items shown thereon pending Landlord's review and approval of other plans and specifications, and to condition Landlord's approval upon Tenant making revisions to the plans and specifications or supplying additional information. Any review or approval by Landlord of any plans and/or specifications or any preparation or design of any plans by Landlord's architect or engineer (or any architect or engineer designated by Landlord) with respect to any Alteration shall be solely for Landlord's benefit, and without any representation or warranty whatsoever to Tenant or any other Person with respect to the compliance thereof with any Requirements or to the adequacy, correctness or efficiency thereof or otherwise.

( C) (i) Tenant shall be permitted to perform Alterations during the hours of 8:00A.M. to 6:00P.M. on Business Days, provided that such work shall not unreasonably interfere with or interrupt the operation and maintenance of the Building or unreasonably interfere with or interrupt the use and occupancy of the Building by other tenants in the Building. Otherwise, Alterations shall be performed at such times and in such manner as Landlord may from time to time reasonably designate.

(ii) All Tenant's Property installed by Tenant and all Alterations in and to the Premises (other than those permanently affixed to the Premises) made by Tenant at its own cost and expense, shall remain the property of Tenant. Upon the Expiration Date, Tenant shall remove Tenant's Property and Tenant's movable Alterations (i.e., those that are non-permanently affixed) from the Premises, and, unless Landlord shall provide Tenant with written notice to the contrary, Tenant, at Tenant's cost and expense, Tenant shall remove all Specialty Alterations. In connection with any such removal, Tenant shall immediately repair and restore in a good and worker like manner to good condition any damage to the Premises or the Building caused by such installation or removal.

(D) (i) All Alterations shall be performed, at Tenant's sole cost and expense, by Landlord's contractors or by contractors, subcontractors or mechanics approved by Landlord. At Tenant's request, Landlord shall furnish Tenant with a list of contractors who may perform Alterations to the Remises on behalf of Tenant. If Tenant engages any contractor set forth on the list, Tenant shall not be required to obtain Landlord's consent for such contractor unless, prior to entering into a contract with such contractor, such contractor has been removed from the list.

(2)

With respect to any Alteration affecting any Building System, the Alteration shall, at Tenant's cost and expense, be designed by Tenant's engineer for the relevant Building System, subject to review and approval at Tenant's cost and expense, by Landlord's engineer. Within twenty (20) days after being billed therefore, Tenant shall reimburse Landlord, as additional rent, for the reasonable and actual expenses incurred by Landlord in connection therewith. Landlord shall provide reasonable substantiation of the aforesaid charges with the bill therefore.

(3)	(i) Notwithstanding anything to the contrary contained herein, with respect to any Alteration (other than the Initial

Alterations) requiring Landlord's prior consent hereunder, if Landlord shall not have approved or disapproved Tenant's plans and specifications for Alterations within (x) in the case of initially submitted plans and specifications, fifteen (15) Business Days after Landlord's receipt thereof, and (y) with respect to any resubmitted plans, ten (10) Business Days after Landlord's receipt thereof, . Landlord shall (subject to the provisions of subdivision 3.1(D)(3)(ii) below) be deemed to have approved such plans and specifications (it being agreed, however, that the time tiames noted above shall be tolled if Landlord has requested reasonable additional information in connection with the Alteration in question from the time of such Landlord request until Tenant has provided Landlord with the requested information). If Landlord shall disapprove of any plans and specifications, such disapproval must be accompanied by a written explanation of such disapproval.

(ii) In order for Landlord to be deemed to have given approval to any plans and specifications submitted (or resubmitted) by Tenant with respect to any Alteration (other than the Initial Alterations) requiring Landlord's prior consent hereunder, the same must be accompanied by a notice which identifies the architect who prepared said plans and specifications, and which bears the following legend typed in bold, capital letters at the top: "IF LANDLORDSHALLFAILTOAPPROVEORDISAPPROVETHEENCLOSEDPLAN3 ANDSPECIFICATIONSWITHIN THETIMEPERIODS SPECIFIEDIN SUBSECTION 3.1@)(3)(i) OF THE LEASE, LANDLORD SHALL BE DEEMED TO HAVEAPPROVED SUCH PLANS AND SPECIFICATIONS."

(4)

(i) In connection with Tenant's Initial Alterations only, and provided that such Initial Alterations are performed by the contractors listed on Exhibit "G" attached hereto and made a part hereof, if Landlord shall not have approved or disapproved Tenant's plans and specifications for the Initial Alterations within (x) in the case of initially submitted plans and specifications, ten (10) Business Days after Landlord's receipt thereof, and (y) with respect to any resubmitted plans, five (5) Business Days after Landlord's receipt thereof, Landlord shall (subject to the provisions of subdivision 3.1@)(4)(ii) below) be deemed to have approved such plans and specifications (it being agreed, however, that the time frames noted above shall be tolled if Landlord has requested reasonable additional information in connection with the InitiaI Alteration in question from the time of such Landlord request until Tenant has provided Landlord with the requested information). If Landlord shall disapprove of any plans and specifications, such disapproval must be accompanied by a Mitten explanation of such disapproval.

(ii) In order for Landlord to be deemed to have given approval to any plans and specifications submitted (or resubmitted) by Tenant with respect to any Initial Alteration, requiring Landlord's prior consent hereunder, the same must be accompanied by a notice which identifies the architect who prepared said plans and specifications, and which bears the following legend typed in bold, capital letters at the top: "IFLANDLORD SHALL FAILTO APPROVE OR DISAPPROVE TEE ENCLOSED PLANS AND SPECIFICATIONS WITHIN THE TIME PERIODS SPECIFIED IN SUBSECTION3.1@)(4)(i) OF THELEASE, LANDLORD SHALL BE DEEMED TO HAVE APPROVED SUCH PLANS GND SPECIFICATIONS."

(E) Any mechanic's lien filed against the Premises or the Real Property for work claimed to have been done for, or materials claimed to have been furnished to, Tenant, shall be discharged by Tenant, at Tenant's expense, within thirty (30) days after Tenant shall have received notice thereof, by payment or filing the bond required by law. Tenant shall not, at any time prior to or during the Term directly or indirectly employ, or permit the employment of, any contractor, mechanic or laborer in the Premises, whether in connection with any Alteration or otherwise, if such employment would interfere or cause any conflict with other contractors, mechanics or laborers engaged in the construction, maintenance or operation of the Building by Landlord, Tenant or others, or of any adjacent property owned by Landlord. In the event of any such interference or conflict, Tenant, upon demand of Landlord, shall cause all contractors, mechanics or laborers causing such interference or conflict to leave the Building immediately.

Section 3.2 Tenant shall pay to Landlord or to Landlord's agent from time to time during the performance of any Alterations, within twenty (20) days after demand therefore, as additional rent, an amount equal to the reasonable out-of-pocket costs incurred by Landlord in connection with such Alteration (the "Alteration Fees).

Section 3.3 Upon the request of Tenant, Landlord, at Tenant's cost and expense, shall join in any applications for any permits, approvals or certificates required to be obtained by Tenant in connection with any permitted Alteration (provided that the provisions of the applicable Requirement shall require that Landlord join in such application) and shall otherwise cooperate with Tenant in connection therewith, provided that Landlord shall not be obligated to incur any cost or expense, including, without limitation, attorneys' fees and disbursements, or suffer any liability in connection therewith (and if such joining in or other cooperation shall entail the incurring of costs or expenses by Landlord, then, upon Tenant's request, Landlord shall nonetheless so join in and otherwise cooperate with Tenant, provided that, within twenty (20) days after being billed therefore, Tenant shall reimburse Landlord for all such costs or expenses incurred-by Landlord, including, without limitation, reasonable attorneys' fees and disbursements).

Section 3.4 Anything contained in this Lease to the contrary notwithstanding, Landlord's consent shall not be required with respect to any nonstructural Alteration the performance of which shall not require the issuance of a Building Permit, provided that (a) consent for such Alteration is not required under the terms of any Superior Lease or Mortgage, and (b) the estimated cost of the labor and materials for such nonstructural Alteration (with all of the component Alterations of a particular job or project being deemed a single Alteration for the purposes hereof) shall not exceed Fifty Thousand ($50,000.00) Dollars. Notwithstanding the foregoing, at least ten (10) days prior to making any such nonstructural Alteration, Tenant shall submit to Landlord for informational purposes only the detailed plans and specifications for such Alteration, as required by

Subdivision 3,1(B)(l)(i) -hereof, and any such Alteration shall otherwise be performed in compliance with the provisions of this Article 3, provided, however, that Tenant shall not be required to incur any cost or expense in connection with Landlord's, Lessor's or Mortgagee's review of such plans and specifications.

Section 3.5 Within sixty (60) days after completion of the Initial Alterations, Tenant shall deliver to Landlord (i) true copies of final approvals of the Initial Alterations by all Governmental Authorities having or asserting jurisdiction (including, without limitation, the New York City Department of Buildings), (ii) "as built" drawings with respect to such work, and (iii) general releases and final waivers of lien from all contractors, subcontractors and material men involved in the performance of the Initial Alterations and the materials furnished in connection therewith, and a certificate from Tenant's independent licensed architect certifying that in such architect's opinion, the Initial Alterations have been performed in a manner consistent with good construction practice and completed in accordance with the final detailed plans and specifications for such Initial Alterations as approved by Landlord, and in compliance with all applicable Requirements.

Section 3.6 (A) Subject to the provisions of this Section 3.4, Landlord shall contribute an amount not to exceed $660,920.00 (the "Tenant Fund") toward (x) the Hard Costs (as hereinafter defined) incurred by Tenant in connection with the performance of the Initial Alterations (other than Soft Costs), and (y) the fees of architects, engineers and expediters incurred by Tenant in connection with the performance of the Initial Alterations (the costs described in this clause (y) being collectively referred to herein as 'cSofi ~osts").' Notwithstanding the foregoing, Landlord shall not be required to contribute toward Soft Costs an amount in excess of twentypercent (20%) of the Tenant Fund As used herein, Hard Costs shall mean those certain costs incurred by Tenant for the performance of the following work in connection with the Initial Alterations including, but not limited to: the installation of walls, partitions, columns, sprinklers, fixtures, improvements and appurtenances permanently attached to or built in to the Premises, including mechanical systems, flooring, ceilings, duct work, electrical wiring, plumbing, millwork and supplemental air-conditioning systems (if any).

(B) Provided Landlord receives from Tenant on or before the tenth (10th) day of a calendar month a request for disbursement of a portion of the Tenant Fund (a "Request"), accompanied by the certification set forth in this Section 3.6(B) and the items set forth in Section 3.6(C) hereof (collectively, the "Draw Documents"), then Landlord shall, provided no Event of Default shall have occurred and be continuing, disburse the applicable portion of the Tenant Fund covered by the Request by the tenth (10th) day of the next succeeding calendar month. If the Request, accompanied by the Draw Documents, is received by Landlord subsequent to the tenth (10th) day of a calendar month, then the disbursement need not be made by Landlord until the last day of the second succeeding calendar month. For purposes hereof, a Request shall not be made unless and until

Landlord determines that the Draw Documents are correct and complete. Disbursements from the Tenant Fund shall not be made more frequently than monthly, and shall be in an amount equal to the aggregate amounts theretofore paid (as certified by the chief financial officer of Tenant and Tenant's independent, licensed architect) to Tenant's contractors, subcontractors and material men, or on account of Soft Costs which in either case have not been the subject of a previous disbursement from the Tenant Fund; provided, however, that Landlord shall only be obligated to pay ninety percent (90%) of the Tenant Fund pursuant to this Section 3.6(B),and the remaining ten percent (10%) of the Tenant Fund shall be paid when the Initial Alterations (inclusive of Punch List Items) have been completed, all final lien waivers and certifications set forth in Section 3.6(E) have been delivered, and Tenant has delivered "as-built" plans and specifications to Landlord with respect to the Initial Alterations.

(C) Landlord's obligation to make disbursements from the Tenant Fund shall be subject to receipt of: (a) a request for such disbursement from Tenant signed by an executive officer of Tenant, together with the certification required by Section 3.6(B) hereof, @) copies of all receipts, invoices and bills for the work completed and materials finished in connection with the Initial Alterations and incorporated in the Premises, or with respect to Soft Costs, which in either case have been paid by Tenant and for which Tenant is seeking reimbursement, (c) copies of all contracts (to the extent not already given to Landlord), work orders, change orders and other materials relating to the work or materials, or Soft Costs, which in either case are the subject of the requested disbursement or reimbursement, (d) with respect to disbursements of the Tenant Fund to cover costs other than Soft Costs, a certificate of Tenant's independent licensed architect stating (i) that, in his opinion, the portion of the Initial Alterations theretofore completed and for which the disbursement is requested was performed in a manner consistent with good construction practice and substantially in accordance with the final detailed plans and specifications for such Initial Alterations, as approved by Landlord, (ii) the percentage of completion of the Initial Alteration as of the date of such certificate, and (iii) the estimated total cost to complete the performance of the Initial Alterations, and (e) partial lien waivers, to the extent permitted by law, from each contractor, subcontractor and material man who performed work in connection with the Initial Alterations, to the extent of the amount theretofore paid to such 'contractor, subcontractor or material man. In the event Landlord shall, at any time, willfully fail, in violation of its obligations hereunder, to disburse all or a portion of the Tenant ~und required to be disbursed pursuant to the terms of this Lease, Tenant shall have the right to offset the amount unpaid against the next due installment(s) of Rental pursuant to the terms of this Lease.

(D) In no event shall the aggregate amount paid by Landlord to . Tenant under this Section 3.6 exceed the amount of the Tenant Fund. Upon the completion of the Initial Alterations (which shall include completion of all Punch List Items and payment of Soft Costs, and satisfaction of the conditions set forth in Section 3.6(E) hereof), any amount of the Tenant Fund which has not been previously disbursed (exclusive of amounts allocated to pay for work completed even though the invoices covering such work have not yet been received) shall be retained by Landlord. Upon the disbursement of the entire Tenant Fund (or the portion thereof if upon completion of the Initial Alterations and the payment of Soft Costs the Tenant Fund is not exhausted), Landlord shall have no further obligation or liability whatsoever to Tenant for further disbursement of any portion of the Tenant Fund to Tenant. It is expressly understood and agreed that Tenant shall complete, at its sole cost and expense, the hitial Alterations, and pay Soft Costs, whether or not the Tenant Fund is sufficient to hd such completion and Soft Costs. Any costs to complete the Initial Alterations and pay Soft Costs in excess of the Tenant Fund shall be the sole responsibility and obligation of Tenant. Upon the completion of the Initial Alterations in the Premises and satisfaction of the conditions set forth in this Section 3.6, any amount of the Tenant Fund which has not been previously disbursed for the Initial Alterations in the Premises shall be applied against the next due installment or installments of Fixed Rent hereunder.

(E) Within thirty (30) days after completion of the Initial Alterations, Tenant shall deliver to Landlord final waivers of lien from all contractors, subcontractors and material men involved in the performance of the Initial Alterations and the materials furnished in connection therewith, and a certificate from Tenant's independent licensed architect certifying that (i) in his opinion the Initial Alterations have been performed in a good and worker like manner and compIeted in accordance with the ha1 detailed plans and specifications for such Initial Alterations as approved by Landlord, and (ii) all contractors, subcontractors and material men have been paid for the Initial Alterations and materials furnished through such date.

(F) Prior to the commencement of the Initial Alterations, Tenant shall provide Landlord with copies of all contracts with contractors and subcontractors who will be performing the Initial Alterations.

ARTICLE 4.

REPAIRS -FLOOR LOAD

Section 4.1 Landlord shall operate, maintain and make all necessary repairs (both structural and nonstructural) to those portions of the Building Systems which provide service to the Premises; provided, however, that Landlord shall not be required to operate, maintain and repair the distribution portion of any Building System within and exclusively serving the Premises. As used herein, the "distribution portion" of Building Systems that Landlord is not obligated to operate, maintain, repair or replace shall be deemed to mean: (i) in connection with electricity, all wiring and other conduit. outside of the electric closet located on each floor, (ii) in connection with plumbing, all lines and fixtures that are not part of the main riser, and (iii) in connection with HVAC, all branch and duct work Landlord also shall operate, maintain and repair the public portions of the Building, both exterior and interior, in conformance with standards applicable to non-institutional fist class office buildings in Manhattan. Tenant, at Tenant's own cost and expense, shall take good care of the Remises and the fixtures, equipment and appurtenances therein and the distribution portions of the Building Systems within and exclusively serving the Premises, and shall make all nonstructural repairs thereto as and when needed to preserve them in good working order and condition, except for reasonable wear and tear, obsolescence and damage for which Tenant is not responsible pursuant to the provisions of Article 10hereof. Notwithstanding the foregoing, all damage or injury to the Remises or to any other part of the Building and Building Systems, or to the fixtures, equipment and appurtenances thereof, whether requiring structural or nonstructural repairs, caused by or resulting from the negligence or willful misconduct of, or Alterations made by, Tenant, Tenant's agents, employees, contractors, invitees or licensees, shall be repaired at Tenant's cost and expense, by Tenant to the reasonable satisfaction of Landlord (if the required repairs are nonstructural in nature and do not affect any BuiIding System other than the distribution portions thereof which Tenant is obligated to operate, maintain and repair, as aforesaid), or by Landlord (if the required repairs are structural in nature or affect any Building System other than the distribution portions thereof which Tenant is obligated to operate, maintain and repair, as aforesaid). All of the aforesaid repairs shall be of first quality and of a class consistent with non-institutional first class office building work or construction and shall be made in accordance with the provisions of Article 3 hereof. If Tenant fails after ten (10) days notice (or such shorter period as may be required due to an emergency) to proceed with due diligence to make repairs required to be made by Tenant the same may be made by Landlord at the expense of Tenant, and the expenses thereof incurred by Landlord, with interest thereon at the Applicable Rate, shall be forth with paid to Landlord as additional rent within twenty (20) days after rendition of a bill or statement therefore together with copies of all bills and invoices from all contractors, subcontractors, and material men for materials supplied and work performed in connection with such repairs. Tenant shall give Landlord prompt notice of any defective condition in the Building or in any Building System, located in, servicing or passing through the Premises.

Section 4.2 Tenant shall not place a load upon any floor of the Premises exceeding , fifty (50) pounds per square foot "live load." Tenant shall not move any safe, heavy machinery, heavy equipment, business machines, freight, buIky matter or fixtures into or out of the Building without Landlord's prior consent, which consent shall not be unreasonably withheld or delayed, and shall make payment to Landlord of Landlord's reasonable out-of- pocket costs in connection therewith promptly after Landlord's request therefore. If such safe, machinery, equipment, freight, bulky matter or fixtures requires special handling, Tenant shall employ only persons holding a Master Rigger's license to do said work. All work in connection therewith shall comply with all Requirements and the Rules and Regulations, and shall be done during such hours as Landlord may reasonably designate. Business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant's expense in settings sufficient in Landlord's reasonable judgment to absorb and prevent vibration, noise and annoyance. There shall be no allowance to Tenant for a diminution of rental value and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord, Tenant or others making, or failing to make, any repairs, alterations, additions or improvements in or to any portion of the Building or the Premises, or in or to fixtures, appurtenances or equipment thereof.

Section 4.3 Landlord shall use its reasonable efforts to minimize interference with Tenant's use and occupancy of the Premises in making any repairs, alterations, additions or improvements; provided, however, that Landlord shall have no obligation to employ contractors or labor at so-called overtime or other premium pay rates or to incur other overtime costs or expenses whatsoever.

ARTICLE 5.

WINDOW CLEANING

Tenant shall not clean, nor require, permit, suffer or allow the exterior of any perimeter window in the Premises to be cleaned from the outside in violation of Section 202 of the Labor Law, or any other Requirement, or of the rules of the Board of Standards and Appeals, or of another board or body having or asserting jurisdiction.

ARTICLE 6.

REQUIREMENTS OF LAW

Section (A) Tenant, at Tenant's own cost and expense, shall comply with all Requirements applicable to the use and occupancy of the Premises (subject to Tenant's right to contest the applicability or legality thereof pursuant to Section 6.3 hereof), including, without limitation, those Requirements applicable to the making of any Alterations therein or the result of the making thereof and those Requirements applicable by reason of the nature or type of business operated by Tenant in the Premises, except that (other than with respect to the making of Alterations or the result of the making thereof) Tenant shall not be under any obligation to make any structural Alteration in order to comply with any Requirement unless the same shall be required by reason of Tenant's manner of use of the Premises or a condition created by or on behalf of Tenant, unless otherwise expressly required herein. Tenant shall not: (i) do or permit to be done any act or thing upon the Premises which will invalidate or be in conflict with a standard "all-risk" insurance policy; (ii) do, or permit anything to be done in or upon the Premises, or bring or keep anything therein, except as now or hereafter permitted by the New York City Fire Department, New York Board of Fire Underwriters, the Insurance Services Office or other authority having jurisdiction, and then only in such quantity and manner of storage as not to increase the rate for fire insurance applicable to the Building; or (iii) use the Premises in a manner (as opposed to mere use as general "offices") which shall increase the rate of fire insurance on the Building or on property located therein, over that in similar type buildings or in effect on the Commencement Date. If by reason of Tenant's failure to comply with the provisions of this Article, the fire insurance rate shall be higher than it otherwise would be, then Landlord shall notice Tenant in writing and, immediately after such notice, Tenant shall desist from doing or permitting to be done any such act or thing, and shall reimburse Landlord, as additional rent hereunder, for that part of all fire insurance premiums thereafter paid by Landlord which shall have been charged because of such failure by Tenant, and shall make such reimbursement within twenty (20) days after demand by Landlord. In any action or proceeding wherein Landlord and Tenant are parties, a schedule or "make up" of rates for the Building or the Premises issued by the Insurance Services Office, or other body fixing such fie insurance rates, shall be evidence of the facts therein stated and of the several items and charges in the fire insurance rates then applicable to the Building.

Notwithstanding anything to the contrary contained herein, and subject to the terms and conditions hereinafter set forth, Landlord agrees to reimburse (the "ADA Compliance Allowance") Tenant for the actual, out-of-pocket cost incurred by Tenant in causing the restrooms located in the Premises to be ADA-compliant as part of the Initial Alterations (the "ADA Work") in an aggregate amount not to exceed $7,500.00 per floor of the Premises. Landlord shall pay the ADA Compliance Allowance' following commencement of Tenant's business operations at the Premises and the final completion of the ADA Work; provided such payment shall not be due prior to thirty (30) days after submission by Tenant to Landlord of a written requisition therefore, signed by the chief financial officer of Tenant and accompanied by (i) copies of paid invoices covering all of the ADA Work, (ii) a written certification from Tenant's architect stating that, in such architect's opinion, the ADA Work described on such invoices has been completed in a manner consistent with good construction practice, (iii) proof of the satisfactory completion of all required inspecions and the issuance of any required approvals, permits and sign-offs by governmental authorities having jurisdiction over the Premises with respect to such ADA Work, (iv) final lien waivers from all contractors, subcontractors and material suppliers covering all of the ADA Work, and (v) such other documents and information as Landlord may reasonably request. The right-to receive the ADA Compliance Allowance is for the exclusive benefit of Tenant, and in no event shall such right be assigned by to or be enforceable by or for the benefit of any third party, including any contractor, subcontractor, material man, laborer, architect, engineer, attorney or any other person.

(B) Promptly following Landlord's receipt of notice from Tenant as to the necessity therefore, Landlord shall comply with all Requirements applicable to the Premises and (if the failure to do so would materially and adversely affect Tenant's occupancy of the Premises) other portions of the Building, other than those Requirements with which Tenant or other tenants or occupants of the Building shall be required to comply, subject to Landlord's right to contest the applicability or legality thereof.

Section 6.2 (A) Tenant shall not cause or permit any Hazardous Materials (hereinafter defined) to be used, stored, transported, released, handled, produced or installed in, on or from the Premises or the Building; provided, however, that the foregoing prohibition shall not apply to standard office supplies in limited quantities, if and to the extent permitted by applicable Requirements. The tern "Hazardous Materials", as used herein, shall mean any flammables, explosives, radioactive materials, hazardous wastes, hazardous and toxic substances or related materials, asbestos or any material containing asbestos, or any other substance or material included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "toxic substances", "contaminants" or any other pollutant, or otherwise regulated by any federal, state or local environmental law, ordinance, rule or regulation, including the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Hazardous Materials Transportation Act, as amended, and the Resource Conservation and Recovery Act, as amended, and in the regulations adopted and publications promulgated pursuant to each of the foregoing Acts. In the event of a violation of any of the foregoing provisions of this Section 6.2, Landlord may, without notice and without regard to any grace or cure period contained elsewhere in this Lease, take all remedial action deemed necessary by Landlord to correct such condition, and Tenant shall reimburse Landlord for the cost thereof, upon demand, as additional rent.

(B)	Notwithstanding anything to the contrary contained herein, in the event Tenant notifies Landlord of the presence of asbestos or any asbestos containing materials located in the Premises (but excluding the flooring and/or floor tiles) which were uncovered during the performance of approved Alterations at the Premises, Landlord shall, at Landlord's sole expense, abate, encapsulate or otherwise remediate the same in accordance with applicable Requirements. With respect to asbestos in the flooring and/or floor tiles of the Premises as of the date hereof, Landlord shall, at Landlord's sole expense (subject to recoupement pursuant to the terms of Article 27 hereof, if applicable) abate, encapsulate or otherwise remediate the same, but only to the extent such remediation is required by any Requirement enacted or modified after the date hereof (and provided such remediation is not :the result of the particular manger of use of the Premises by or under Tenant, or Alterations performed or to be performed by Tenant therein); ad, in such event, Tenant must, at Tenant's sole expense, clear the affected area of furniture, fixtures, equipment, personal property and debris and provide Landlord with sufficient access thereto to perform such remediation work, as applicable.

Section 6.3 Tenant, at Tenant's own cost and expense and after notice (a “Contest Notice") to Landlord, may contest by appropriate proceedings prosecuted diligently and in good faith, the legality or applicability of any Requirement affecting the Premises, provided, that: (a) Landlord (or any Indemnitee) shall not be subject to imprisonment or to prosecution for a crime, nor shall the Real Property or any part thereof be subject to being condemned or vacated, nor shall the certificate of occupancy for the Building be suspended or threatened to be suspended by reason of non-compliance or by reason of such contest; (b) before the commencement of such contest, if Landlord or any Indemnitee may be subject to any civil fines or penalties or other criminal penalties or if Landlord may be liable to any independent third party as a result of such noncompliance, Tenant shall furnish to Landlord either (i) a bond of a surety company satisfactory to Landlord, in form and substance reasonably satisfactory to Landlord, and in an amount equal to the sum of (A) the cost of such compliance, (B) the criminal or civil penalties or fines that may accrue by reason of such non-compliance (as reasonably estimated by Landlord), and (C) the amount of such liability to independent third parties (as reasonably estimated by Landlord), and shall indemnify Landlord (and any Indemnitee) against the cost of such compliance and liability resulting from or incurred in connection with such contest or non-compliance (except that Tenant shall not be required to furnish such bond to Landlord if Tenant has otherwise furnished any similar bond required by law to the appropriate Governmental Authority and has named Landlord as a beneficiary thereunder), or (ii) other security reasonably satisfactory in all respects to Landlord; (c) such non-compliance or contest shall not constitute or result in a violation (either with the giving of notice or the passage of time or both) of the terms of any Mortgage or Superior Lease, or if such Superior Lease or Mortgage shall condition such non- compliance or contest upon the taking of action or hishing of security by Landlord, such action shall be taken or such security shall be furnished at the expense of Tenant; and (d) Tenant shall keep Landlord regularly advised as to the status of such proceedings. Without limiting the applicability of the foregoing, Landlord (or any Indemnitee) shall be deemed subject to prosecution for a crime if Landlord (or any Indemnitee), a Lessor, a Mortgagee or any of their officers, directors, partners, shareholders, agents or employees is charged with a crime of any kind whatsoever as-a result of Tenant's non-compliance or contest as aforesaid, unless such charges are withdrawn ten (10) days before Landlord (or any Indemnitee), such Lessor or such Mortgagee or such officer, director, partner, shareholder, agent or employee, as the case may be, is required to plead or answer thereto.

ARTICLE 7.

SUBORDINATION

Section 7.1 Subject to the terms of this Article 7, this Lease shall be subject and subordinate to each and every Superior Lease and to each and every Mortgage heretofore or hereafter existing. This clause shall be self-operative and no further instrument of subordination shall be required from Tenant to make the interest of any Lessor or Mortgagee superior to the interest of Tenant hereunder; however, Tenant shall execute and deliver promptly any instrument, in recordable form, that Landlord, any Mortgagee or Lessor may reasonably request to evidence and confirm such subordination. If the date of expiration of any Superior Lease shall be the same day as the Expiration Date, the Term shall end and expire twelve (12) hours prior to the expiration of the Superior Lease. Tenant shall not do an-g that would constitute a default under my Superior Lease or Mortgage, or omit to do anything that Tenant is obligated to do under the terms of this Lease so as to cause Landlord to be in default thereunder. If, in connection with the financing of the Real Property, the Building or the interest of the lessee under any Superior Lease, or if in connection with the entering into of a Superior Lease, any lending institution or Lessor shall request reasonable modifications of this Lease that do not increase Tenant's monetary obligations under this Lease, or adversely affect or diminish the rights or increase the other obligations of Tenant under this Lease (except to a &minimis extent), Tenant shall make such modifications.

Section 7.2 If at any time prior to the expiration of the Term any Superior Lease shall terminate or be terminated for any reason or any Mortgagee comes into possession of the Real Property or the Building or the estate created by any Superior Lease by receiver or otherwise, Tenant agrees, at the election and upon demand of any owner of the Real Property or the Building, or of the Lessor, or of any Mortgagee in possession of the Real Property or the Building, to attorn, from time to time, to any such owner, Lessor or Mortgagee or any person acquiring the interest of Landlord as a result of any such termination, or as a result of a foreclosure of the Mortgage or the granting of a deed in lieu of foreclosure, upon the then executory terms and conditions of this Lease, subject to the provisions of Section 7.1 hereof and this Section 7.2, for the remainder of the Term, provided that such owner, Lessor or Mortgagee, or receiver caused to be appointed by any of the foregoing, as the case may be, shall then be entitled to possession of the Premises and provided further that such owner, Lessor or Mortgagee, as the case may be, or anyone claiming by, through or under such owner, Lessor or Mortgagee, as the case may be, including a purchaser at a foreclosure sale, shall not be:

(1)	liable for any act or omission of any prior landlord (including, without limitation, the then defaulting landlord), or

(2)	subject to any defense or offsets which Tenant may have against any prior landlord (including, without limitation, the then defaulting landlord), or

(3)

bound by any payment of Rental which Tenant may have made -to any prior landlord (including, without limitation, the then defaulting landlord) more than one (1) month in advance of the date upon which such payment was due, or

(4)	bound by any obligation to make any payment to or on behalf of ,, Tenant, other than payments on account of any

Tenant Fund, or . . ..

(5)

bound by any obligation to perform any work or to make improvements to the Premises, except for (i) repairs and maintenance pursuant to the provisions of Article 4, (ii) repairs to the Premises or any part thereof as a result of damage by fire or other casualty pursuant to Article 10 hereof, but only to the extent that such repairs can be reasonably made from the proceeds of any insurance (net of collection costs) actually made available to such owner, Lessor or Mortgagee, and (iii) repairs to the Remises as a result of a partial condemnation pursuant to Article 11 hereof, but only to the extent that such repairs can be reasonably made from the net proceeds of any award made available to such owner, Lessor or Mortgagee, or

(6)

bound by any amendment or modification of this Lease made after the date when such Mortgagee acquired its interest as Mortgagee, or such Lessor acquired its interest as Lessor, as the case may be, without its consent, or

(7)	bound to return Tenant's security deposit, if any, until such deposit has come into its actual possession and Tenant would be entitled to such security deposit pursuant to the terms of this Lease.

The provisions of this Section 7.2 shall inure to the benefit of any such owner, Lessor or Mortgagee, shall apply notwithstanding that, as a matter of law, this Lease may terminate upon the termination of any Superior Lease, shall be self-operative upon any such demand, and no further instrument shall be required to give effect to said provisions. Tenant, however, upon demand of any such owner, Lessor or Mortgagee, shall execute, from time to time, instruments reasonably satisfactory to Tenant, in recordable form, in confirmation of the foregoing provisions of this Section 7.2, satisfactory to any such owner, Lessor or Mortgagee, acknowledging such attornment and setting forth the tern and conditions of its tenancy. Nothing contained in this Section 7.2 shall be construed to impair any right otherwise exercisable by any such owner, Lessor or Mortgagee.

Section 7.3 From time to time, within ten (10) Business Days next following request by Landlord, any Mortgagee or any Lessor, Tenant shall deliver to Landlord, such Mortgagee or such Lessor a written statement executed by Tenant, in form satisfactory to Landlord, such Mortgagee or such Lessor, (1) stating that this Lease is then in full force and effect and has not been modified (or if modified, setting forth all modifications), (2) setting forth the date to which the Fixed Rent, additional rent and other items of Rental have been paid, (3) stating whether or not, to the best knowledge of Tenant (but without having made .any investigation), Landlord is in default under this Lease, and, if Landlord is in default, setting forth specific nature of J1 such defaults, and (4)as to any other matters reasonably requested by Landlord, such Mortgagee or such Lessor and related to this Lease. Tenant acknowledges that any statement delivered pursuant to this Section 7.3 may be relied upon by any purchaser or owner of the Real Property or the Building, or Landlord's interest in the Real Property or the Building or any Superior Lease, or by any Mortgagee, or by an assignee of any Mortgagee, or by any Lessor. From time to time, within ten (10) Business Days next following a request by Tenant, Landlord shall deliver to Tenant a written statement executed by Landlord (i) stating that this Lease is then in full force and effect and has not been modified (or if modified, setting forth all modifications), (ii) setting forth the date to which the Fixed Rent, all additional rent and any other items of Rental have been paid, and (iii) stating whether or not, an Event of Default has occurred which remains uncured.

Section 7.4 As long as any Superior Lease or Mortgage shall exist, Tenant shall not seek to terminate this Lease by reason of any act or omission of Landlord until Tenant shall have given written notice of such act or omission to all Lessors and Mortgagees at such addresses as shall have been furnished to Tenant by such Lessors and Mortgagees and, if any such Lessor or Mortgagee, as the case may be, shall have notified Tenant within ten (10) Business Days following receipt of such notice of its intention to remedy such act or omission, until a reasonable period of time shall have elapsed following the giving of such notice, during which period such Lessors and Mortgagees shall have the right, but not the obligation, to remedy such act or omission.

Section 7.5 Tenant hereby irrevocably waives any and all right(s) it may have in connection with any zoning lot merger or transfer of development rights with respect to the Real Property including, without limitation, any rights it may have to be a party to, to contest, or to execute, any Declaration of Restrictions (as such tern is defined in Section 12-10 of the Zoning Resolution of The City of New York effective December 15,1961, as amended) with respect to the Real Property, which would cause the Premises to be merged with or unmerged from any other zoning lot pursuant to such Zoning Resolution or to any document of a similar nature and purpose, and Tenant agrees that this Lease shall be subject and subordinate to any Declaration of Restrictions or any other document of similar nature and purpose now or hereafter affecting the Real Property provided such document has no adverse effect on Tenant's rights under this Lease. In confirmation of such subordination and waiver, Tenant shall execute and deliver, within ten (10) Business Days following a request therefore, any certificate or instrument that Landlord reasonably may request.

Section 7.6 Landlord shall obtain, at Tenant's sole cost and expense, a so-called "nondisturbance agreement" in favor of Tenant (which recognizes Tenant's rights under Article .41) from each Mortgagee and Lessor heretofore or hereafter existing, such nondisturbance agreement, with respect to existing Superior Leases and Mortgages, to be substantially in the form and substance of Exhibit "H" attached hereto and made a part hereof, and, with respect to future Superior Leases and Mortgages, to be commercially reasonable in from and substance, and otherwise, in the case of both present and future Superior Leases and Mortgages, upon the terms specified in Section 7.2 above, except that no nondisturbance agreement may increase Tenant's obligations (except to a de minimis extent) or materially reduce Tenant's rights hereunder. Notwithstanding anything to the contrary contained herein, Landlord agrees to use good faith efforts to obtain for Tenant from the presently existing Mortgagee a nondisturbance agreement in the form of Exhibit '7" attached hereto and made a part hereof; provided, however, that Landlord shall not be obligated to expend any sums whatsoever in attempting to obtain such nondisturbance agreement and, provided, further, that if Landlord fails to obtain such nondisturbance agreement, such failure shall not be considered an event of default under this Lease, Landlord's rights and Tenant's obligations hereunder shall not be affected in any way, and the Lease shall continue in 111 force and effect. If Tenant shall fail or refuse, for any reason whatsoever, to execute the nondisturbance agreement submitted by any Mortgagee or Lessor, then Landlord shall have no obligation to obtain a nondisturbance agreement in favor of Tenant from the Mortgagee or Lessor in question. The nondisturbance agreement shall further provide that so long as this Lease shall be in fill force and effect and no Event of Default on the part of Tenant shall exist hereunder, and no event shall have occurred which shall have continued to exist for such period of time after the notice required by this Lease as would entitle the Landlord hereunder either to terminate this Lease or to dispossess Tenant:

(i)

successor whose rights derive or are claimed to derive from, under or through Mortgagee or Lessor; its right of possession and other rights under this Lease, including, without limitation, its rights to use and occupy the Premises in accordance with this Lease and its rights in and to the Premises and the Building shall not be terminated, disturbed, diminished, interfered with, or in any way affected by a foreclosure of the Mortgage or termination of the Superior Lease or any renewal, modification, consolidation, extension or replacement of either thereof;

(ii)	Tenant shall not be named or joined as a party defendant in any foreclosure action or proceeding which may be instituted or taken by the Mortgagee or Lessor; and

(iii)	any sale or transfer of title to the Real Property or Building or any part thereof pursuant to the exercise of any rights or remedies under the -Mortgage or Superior Lease or otherwise shall be made subject to this Lease and the rights of Tenant thereunder.

ARTICLE 8.

RULESANDREGULATIONS

Tenant and Tenant's contractors, employees, agents, visitors, invitees and licensees shall comply with all of the Rules and Regulations. Tenant shall have the right to dispute the reasonableness of any additional Rule or Regulation hereafter adopted by Landlord, if such additional Rules or Regulations materially increase Tenant's obligations, or materially decrease Tenant's rights, under this Lease. If Tenant disputes the reasonableness of any additional Rule or Regulation hereafter adopted by Landlord, the dispute shall be determined by arbitration in the City of New York in accordance with the rules and regulations then obtaining of the American Arbitration Association or its successor. Any such determination shall be final and conclusive upon the parties hereto. The right to dispute the reasonableness of any additional Rule or Regulation upon Tenant's part shall be deemed waived unless the same shall be asserted by service of a notice upon Landlord within thirty (30) business days after receipt by Tenant of notice of the adoption of any such additional Rule or Regulation. In the event of a conflict between any Rule or Regulation and this Lease, the provisions of this Lease shall control. Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations or terms, covenants or conditions in any other lease against any other tenant, and Landlord shall not be liable to Tenant for violation of the same by any other tenant, or such tenant's employees, agents, visitors or licensees, except that Landlord shall not enforce my Rule or Regulation against Tenant in a discriminatory manner.

ARTICLE 9.

INSURANCE, PROPERTY LOSS OR DAMAGE;REIMBURSEMENT

Section 9.1 (A) Any Building employee (i.e., an employee of Landlord, or of the managing agent of the Building, or of an independent contractor hired either by Landlord or said managing agent to perform services at the Building) to whom Tenant shall entrust any property shall be deemed to be acting as Tenant's agent with respect to such property, and neither Landlord nor its agents shall be liable for any damage to property of Tenant or of others entrusted by Tenant to employees of the Building, nor for the loss of or damage to any such entrusted property of Tenant by theft or otherwise. either Landlord nor its agents shall be liable for any injury (or death) to persons or damage to property, or interruption of Tenant's business, resulting from fie or other casualty; nor shall Landlord or its agents be liable for any such injury (or death) to persons or damage caused by other tenants or persons in the Building or caused by construction of any private, public or quasi-public work; nor shall Landlord be liable for any injury (or death) to persons or damage to property or improvements, or interruption of Tenant's business, resulting from any latent defect in the Premises or in the Building (provided that the foregoing shall not relieve Landlord from its obligations, if any, to repair such latent defect pursuant to the provisions of Article 4 hereof).

(B)	If at any time any windows of the Remises are temporarily closed, darkened or bricked-up due to any Requirement or by reason of Landlord's acts taken in good faith, such as repairs, maintenance, alterations, or improvements to the Building, or any of such windows are permanently closed, darkened or bricked-up due to any Requirement, Landlord shall not be liable for any damage Tenant may sustain thereby, and Tenant shall not be entitled to any compensation therefore, nor abatement or diminution of Fixed Rent or any other item of Rental, nor shall the same release Tenant from its obligations hereunder, nor constitute an actual or constructive eviction, in whole or in part, by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant's business, or otherwise, nor impose any liability upon Landlord or its agents.

(C ) Tenant shall notify Landlord of any fire or accident in the Premises immediately upon receipt of notice thereof.

Section 9.2 Tenant shall obtain and keep in full force and effect (i) an "all risk" insurance policy for all improvements made to the Remises (including, without Iimitation, Tenant's Alterations and Specialty Alterations) and Tenant's Property at the Premises, and (ii) a policy of commercial general liability -and property damage insurance on an occurrence basis, with a broad form contractual liability endorsement. Such policies shall provide that Tenant is named as the insured. Landlord, Landlord's managing agent, and any Lessors and any Mortgagees (whose names shall have been furnished to Tenant) shall be named as additional insureds, as their respective interests may appear with respect to the insurance required to be carried pursuant to clause (i) above, and to the extent of the named insured's negligence with respect to the insurance required to be carried pursuant to clause (ii)above. Such policy with respect to clause (ii) above shall include a provision under which the insurer agrees to indemnify and hold Landlord, Landlord's managing agent, Landlord's agent and such Lessors and Mortgagees harmless from and against, subject to the limits of liability set forth in this Section 9.2, all cost, expense and liability arising out of, or based upon, any and all claims, accidents, injuries and damages mentioned in Article 34. In addition, the policy required to be carried pursuant to clause (ii) above shall contain a provision that (a) no act or omission of Tenant shall affect or limit the obligation of the insurer to pay the amount of any covered loss sustained, and (3) the policy shall provide that Landlord shall receive at least thirty (30) days' prior written notice of any cancellation thereof. In addition, upon receipt by Tenant of any notice of cancellation or any other notice from the insurance carrier which may adversely affect the coverage of the aforesaid additional insureds under such policy of insurance, Tenant shall immediately deliver to Landlord a copy of such notice. The minimum amounts of liability under the policy of insurance required to be carried pursuant to clause (ii) above shall be a combined single limit with respect to each occurrence in an amount of $5,000,000 for injury (or death) to persons and damage to property, which amount may be increased to that amount of insurance which in Landlord's reasonable judgment is then being customarily required by prudent landlords of non-institutional first class buildings in New York City. All insurance required to be carried by Tenant pursuant to the terms of this Lease shall be effected under valid and enforceable policies issued by reputable and independent insurers licensed to do business in the State of 'New York, and rated in Best's Insurance Guide, or any successor thereto (or if there be none, an organization having a national reputation) as having a general policyholder rating of "A" and a financial rating of at least "XIII." No failure on Tenant's part to maintain any of the insurance required pursuant to this Article 9 shall vitiate Tenant's liability to indemnify Landlord and all other parties named herein as additional insureds from and against all claims, damages, loss, liability and expense which would otherwise have been covered by such insurance coverage.

Section 9.3 Landlord shall obtain and keep in full force and effect insurance against loss or damage by fire and other casualty to the core and shell of the Building, with such limits not less than those required by either the bona fide, third-party holder of the first mortgage on the Building or if no such mortgagee exists, third party mortgagees of comparable first-class office buildings in the downtown financial district of New York.

Section 9.4 On or prior to the Commencement Date, Tenant shall deliver to Landlord the appropriate certificates of insurance, (including evidence of waiver of subrogation required pursuant to Section 9.6 hereof) required to be carried by Tenant pursuant to this Article 9. Evidence of each renewal or replacement of a policy shall be delivered by Tenant at least twenty (20) days prior to the expiration of such policy.

Section 9.5 Tenant agrees that Landlord shall not be obligated to carry insurance on, and shall not be responsible for damage to any improvements made to the Premises (including, without limitation, Alterations or Specialty Alterations, or Tenant's Property at the Premises), and that Landlord shall not carry insurance against, or be responsible for any loss suffered by Tenant due to, interruption of Tenant's business.

Section 9.6 The parties hereto shalI procure an appropriate clause in, or endorsement on, any fire or extended coverage insurance covering the Premises, the Building and personal property, fixtures and equipment located thereon or therein, pursuant to which the insurance companies waive subrogation or consent to a waiver of right of recovery and having obtained such clauses or endorsements of waiver of subrogation or consent to a waiver of right of recovery, will not make any claim against or seek to recover from the other for any loss or damage to its property or the property of others resulting from fire or other hazards covered by such fire and extended coverage insurance, provided, however, that the release, discharge, exoneration and covenant not to sue herein contained shall be limited by and be coextensive with the tems and provisions of the waiver of subrogation clause or endorsements or clauses or endorsements consenting to a waiver of right of recovery. If the payment of an additional premium is required for the inclusion of such waiver of subrogation provision, each party shall advise the other of the amount of any such additional premiums and the other party at its own election may, but shall not be obligated to, pay the same. If such other party shall not elect to pay such additional premium, the first party shall not be required to obtain such waiver of subrogation provision. If either party shall be unable to obtain the inclusion of such clause even with the payment of an additional premium, then such party shall attempt to name t& other party as an additional insured (but not a loss payee) under the policy. If the payment of an additional premium is required for naming the other party as an additional insured (but not a loss payee), each party shall advise the other of the amount of any such additional premium and the other party at its own election pay, but shall not be obligated to, pay the same. If such other party shall not elect to pay such additional premium or if it shall not be possible to have the other party named as an, additional insured (but not loss payee), even with the payment of an additional premium, then (in either event) such party shall so notify the first party and the first party shall not have the obligation to name the other party as an additional insured.

ARTICLE 10.

DESTRUCTION - FlRE OR OTHER CAUSE

Section 10.1 If the Premises shall be damaged by fire or other casualty or if Tenant shall be denied access to the Premises as a result of fire or other insured casualty, then, provided that neither Landlord nor Tenant shall have exercised any applicable termination options pursuant to Sections 10.2 and 10.3below, any damage to the core and shell of the Premises shall, as soon as reasonably practical, be diligently repaired by and at the expense of Landlord to substantially the condition existing prior to the damage, with such modifications as shall be required in order to comply with Requirements, and until such repairs which are required to be performed by Landlord shall be substantially completed (of which substantial completion Landlord shall promptly notify Tenant) and Tenant (if Tenant had been denied access to the Premises as a result of fire or other casualty) shall once again have access to the Premises, the Fixed Rent, Escalation Rent and Space Factor shall be reduced in the proportion which the ratio between the area of the part of the Premises which is not usable by Tenant bears to the total area of the Premises immediately prior to such casualty, and Tenant's Share shall be re determined based upon the proportion in which the ratio between the rentable area of the Premises remaining after such casualty bears to the rentable area of the Building remaining after such casualty. Notwithstanding the foregoing, in the event that at least thirty-five (35%) percent of one of the floors of the Premises shall be damaged by fire or other casualty, then, provided that neither Landlord nor Tenant shall have exercised any applicable termination options pursuant to Sections 10.2 and 10.3 below and provided, further, that as a result of such fire or other insured casualty, Tenant is unable, in Tenant's reasonable opinion, to &e such floor for the conduct of Tenant's business, then the Fixed Rent and halation Rent shall completely abate with respect to such floor (and the Space Factor and Tenant's Share shall be proportionately adjusted during such time) until the repairs which are required to be performed by Landlord shall be substantially completed. Landlord shall have no obligation to repair any damage to, or to replace, any improvements made to the Premises (including, without limitation, Alterations or Specialty Alterations) or Tenant's Property. Landlord shall use commercially reasonable efforts to minimize interference with Tenant's use and occupancy of the Premises in making any repairs pursuant to this Section.

Section 10.2 Anything contained in Section 10.1 hereof to the contrary notwithstanding: (i) if the Building shall be so damaged by fire or other casua1ty:that substantial alteration, demolition, or reconstruction of the Building shall be required (whether or not the Premises shall have been damaged or rendered untenantable), or (ii) if the Premises shall be substantially damaged during the last year of the Term then, in either such events, Landlord, at Landlord's option, may, not later than ninety (90) days following the damage, give Tenant a notice in writing terminating this Lease. If Landlord elects to terminate this Lease in accordance with the preceding sentence, the Term shall expire upon a date set by Landlord, but not sooner than the thirtieth (30th) day after such notice is given and Tenant shall vacate the Premises and surrender the same to Landlord, whereupon the parties shall no longer have any obligations to each other (except for previously accrued obligations) under this Lease. Upon the termination of this Lease under the conditions provided for in this Section 10.2, the Fixed Rent and Escalation Rent shall be apportioned and any prepaid portion of Fixed Rent and Escalation Rent for any period after such date shall be refunded by Landlord to Tenant.

Section 10.3 (A) Within ninety (90) days after Landlord shall become aware of any damage described in Section 10.1 hereof, Landlord shall deliver to Tenant a statement prepared by a reputable contractor setting forth such contractor's estimate as to the time required to repair such damage. If the estimated time period exceeds twelve (12) months from the date of such statement, Tenant may elect to terminate this Lease by notice to Landlord not later than thirty (30) days following receipt of such statement. If Tenant makes such election, the Term shall expire upon the thirtieth (30th) day after notice of such election is given by Tenant, and Tenant shall vacate the Premises and surrender the same to Landlord, whereupon the parties shall no longer have any obligations to each other (except for previously accrued obligations) under this Lease. If Tenant shall not have elected to terminate this Lease pursuant to this Article 10 (or is 'not entitled to terminate this Lease pursuant to this Article 1O), the damage shall be diligently repaired by and at the expense of Landlord as set forth in Section 10.1 hereof, and the Fixed Rent and Escalation Rent shall /. abate until the repair of such damage shall be substantially completed

(B) Except as expressly set forth in this Section 10.3, Tenant shall have no other options to terminate this

Lease by reason of damage or destruction caused by fire or other casualty.

Section 10.4 This Article 10 constitutes an express agreement governing any case of damage or destruction of the Premises or the Building by fire or other casualty, and Section 227 of the Real Property Law of the State of New York, which provides for such contingency in the absence of an express agreement, and any other successor law of like nature and purpose shall have no application in any such case, unless Landlord defaults in respect of its obligations under this Article 10.

ARTICLE 11

EMINENT DOMAIN

Section 1 1.1 If the whole of the Red Property, the Building or the Premises shall be acquired or condemned for any public or quasi-public use or purpose, this Lease and the Tern shall end as of the date of the taking with the same effect as if said date were the Expiration Date. If only a part of the ReaI Property and not the entire Premises shall be so acquired or condemned then: (1) except as hereinafter provided in this Section 1 1.1, this Lease and the Term shall continue in force and effect, but, if a part of the Premises is included in the part of the Real Property so acquired or condemned, from and after the date of the taking, the Fixed Rent shall be reduced in the proportion which the area of the part of the Premises so acquired or condemned bears to the total area of the Premises immediately prior to such acquisition or condemnation, the Space Factor shall be reduced directly by the number of square feet acquired or condemned, and Tenant's Share shall be proportionately reduced; and (2) whether or not the Premises shall be affected thereby, Landlord, at Landlord's option, may give to Tenant, within sixty (60) days next following the date upon which Landlord shall have received notice of taking, a thirty (30) days notice of termination of this Lease. If any such thirty (30) days notice of termination is given by Landlord or Tenant, this Lease and the Term shall come to an end and expire upon the expiration of said thirty (30) days with the same effect as if the date of expiration of said thirty (30) days were the Fixed Expiration Date. If a part of the Premises shall be so acquired or condemned and this Lease and the Term shall not be terminated pursuant to the foregoing provisions of this Section 11 .l, Landlord, at Landlord's expense, shall, to the extent the cost of such restoration shall not exceed the net proceeds of the award received by Landlord for the value of the portion of the Premises so acquired or condemned, restore that part of the Premises not so acquired or condemned to a self-contained rental unit inclusive of Tenant's Alterations (other than Specialty Alterations), except that if such acquisition or condemnation occurs prior to completion of the InitiaI Alterations, Landlord shall only be required to restore that part of the Premises not so acquired or condemned to a self contained rental unit exclusive of Tenant's Alterations. Upon the termination of this Lease and the Term pursuant to the provisions of this Section 11.1, the Fixed Rent and Escalation Rent shall be apportioned and any prepaid portion of Fixed Rent and Escalation Rent for any period after such date shall be refunded by Landlord to Tenant.

Section 1 1.2 In the 'event of any such acquisition or condemnation of all or any part of the Real Property, Landlord shall be entitled to receive the entire award for any such acquisition or condemnation, Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired portion of the Term and Tenant hereby expressly assigns to Landlord all of its right in and to any such award. Nothing contained in this Section 1 1.2 shall be deemed to prevent Tenant from making a separate claim in any condemnation proceedings for the then value of any Tenant's Property included in such taking, and for any moving expenses. In addition, if a separate award is not made by the condemning authority to Tenant, but, within the one award granted to Landlord, a specific identified allocation is made by the condemning authority for Tenant's furniture, fixtures and moving expenses in connection with said taking, Tenant shall be entitled to receive such allocated portion of said award.

Section 1 1.3 If the whole or any part of the Premises shall be acquired or condemned temporarily during the Term for any public or quasi-public use or purpose, Tenant shall give prompt notice thereof to Landlord and the Term shall not be reduced or affected in any way, except that the Rental during the term of such acquisition or condemnation shall be abated, and Landlord shall accept the award or payment made for such use in lieu thereof. In furtherance of the foregoing, Tenant shall assign to Landlord all of Tenant's interest in any such award or payment. Tenant shall not make any agreement to set or accept any such award or payment without Landlord's prior written consent.

ARTICLE 12

ASSIGNMENT, SUBLETTING, MORTGAGES ETC.

Section 12.1 (A) Tenant, without the prior consent of Landlord in each instance, shall not (a) assign its rights or delegate its duties under this Lease (whether by operation of law, transfers of interests in Tenant or otherwise), mortgage or encumber its interest in this Lease, in whole or in part, (b) sublet, or permit the subletting of, the Premises or any part thereof, or (c) permit the Premises or any part thereof to be occupied or used for desk space, mailing privileges or otherwise, by any Person other than Tenant. Notwithstanding anything to the contrary herein contained, Tenant may sublet all or ,any portion of the Premises or assign this Lease to any Affiliate without the consent of Landlord, provided Tenant delivers a copy of the executed sublease or assignment and assumption within ten (1 0) days after the execution thereof. If at any time following such assignment or subletting to an Affiliate, such assignee or I subtenant shall cease to be an Affiliate, then, (i) in the event of an assignment of this Lease, Tenant shall, at least three (3) days prior to the date such assignee shall cease to be an Affliate, assign this Lease back to the Tenant named herein or to the entity which was Tenant immediately prior to such assignment to the Affiliate, and (ii) in the event of a sublease of all or any portion of the Premises, Tenant shall, at least three (3) days prior to the date such subtenant ceases to be an Affiliate terminate such sublease and cause the subtenant to vacate the Premises.

(B) If this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, any and all monies or other consideration payable or otherwise to be delivered in connection with such assignment shall be paid or delivered to Landlord, shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the estate of Tenant within the meaning of the Bankruptcy Code. Any and all monies or other consideration constituting Landlord's property under the preceding sentence not paid or de1i;ered to Landlord shall be held in trust for the benefit of Landlord and shall be promptly paid to or turned over to Landlord.

Section 12.2 (A) If Tenant's interest in this Lease is assigned in violation of the provisions of this Article 12, such assignment shall be void and of no force and effect against Landlord; provided, however, that Landlord may collect an amount equal to the then Fixed Rent plus any other item of Rental from the assignee as a fee for its use and occupancy, and I shall apply the net amount collected to the Fixed Rent and other items of Rental reserved in this Lease. If the Premises or any part thereof are sublet to, or occupied by, or used by, any Person other than Tenant, whether or not in violation of this Article 12, Landlord, after default by Tenant under this Lease, including, without limitation, a subletting or occupancy in violation of this Article 12, may collect any item of Rental or other sums paid by the subtenant, user or occupant as a fee for its use and occupancy, and shall apply the net amount collected to the Fixed Rent and other items of Rental reserved in this Lease. No such assignment, subletting, occupancy or use, whether with or without Landlord's prior consent, nor any such collection or application of Rental or fee for use and occupancy, shall be deemed a waiver by Landlord of any tenant, covenant or condition of this Lease or the acceptance by Landlord of such assignee, subtenant, occupant or user as tenant hereunder. The consent by Landlord to any assignment, subletting, occupancy or use shall not relieve Tenant from its obligation to obtain the express prior consent of Landlord to any further assignment, subletting, occupancy or use.

(B)	With respect to any assignment or subletting hereunder, Tenant shall reimburse Landlord on demand for any costs that may be reasonably incurred by Landlord in connection with any proposed assignment of Tenant's interest in this Lease or any proposed subletting of the Premises or any part thereof, including, without limitation, reasonable attorneys' fees and disbursements.

(C ) Neither any assignment of Tenant's interest in this Lease, including, without limitation, an assignment to an Affiliate pursuant to Section 12.1(A) above, nor any subletting, occupancy or use of the Premises or any part thereof by any Person other than Tenant, nor any collection of Rental by Landlord from any Person other than Tenant as provided in this Section 12.2, nor any application of any such Rental as provided in this Section 12.2 shall, in any circumstances, relieve Tenant of its obligations under this Lease on Tenant's part to be observed and performed.

(D) Any Person to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease on and after the date of such assignment. Any such assignee shall execute and deliver to Landlord upon demand an instrument confirming such assumption. No assignment of this Lease shall relieve Tenant of its obligations hereunder and, subsequent to any assignment, Tenant's liability under this Lease as originally executed and delivered, as modified by modifications approved by Tenant, shall continue notwithstanding any subsequent modification or amendment hereof or the release of any subsequent tenant hereunder from any liability, to all of which Tenant hereby consents in advance.

Section 12.3 (A) If Tenant assumes this Lease and proposes to assign the same pursuant to the provisions of the Bankruptcy Code to any Person who shall have made a bona fide offer to accept an assignment of this Lease on terms acceptable to Tenant, then notice of such proposed assignment shall be given to Landlord by Tenant no later than twenty (20) days after receipt by Tenant, but in any event no later than ten (1 0) days prior to the date that Tenant shall make application to a court of competent jurisdiction for authority and approval to enter into such assignment and assumption. Such notice shall set forth (i) the name and address of such Person, (ii) all of the terms and conditions of such offer, and (iii) adequate assurance of future performance by such Person under the Lease as set forth in Paragraph (B) below, including, without limitation, the assurance referred to in Section

365(b)(3) of the Bankruptcy Code. Landlord shall have the prior right and option, to be exercised by notice to Tenant given at any time prior to the effective date of such proposed assignment, to accept an assignment of this Lease upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such Person, less any brokerage commissions which would otherwise be payable by Tenant out of the consideration to be paid by such Person in connection with the assignment of this Lease.

(B) The term "adequate assurance of future performance" as used in this Lease shall mean that any proposed assignee shall, among other things, (i) deposit with Landlord on the assumption of this Lease the sum of the then Fixed Rent as security for the faithful performance and observance by such assignee of the terms and obligations of this Lease, which sum shall be held by Landlord, (ii) furnish Landlord with financial statements of such assignee for the prior three (3) fiscal years, as finally determined after an audit and certified as correct by a certified public accountant, which financial statements shall show a net worth of at least six (6) times the then Fixed Rent for each of such three (3) years, (iii) grant to Landlord a security interest in such property of the proposed assignee as Landlord shall deem necessary to secure such assignee's future performance under this Lease, and (iv) provide such other information or take such action as Landlord, in Landlord's reasonable judgment shall determine is necessary to provide adequate assurance of the performance by such assignee of its obligations under the Lease.

Section 12.4 Except 'as set forth above, either a transfer (including the issuance of treasury stock or the creation and issuance of new stock or a new class of stock) of fifty percent (50%) or more of the shares of Tenant (if Tenant is a corporation or trust) or a transfer of fifty percent (50%) or more of the total interest in Tenant (if Tenant is a partnership or other entity] at any one time or through a series of transfers over a twelve (12) month period, shalI be deemed an assignment of this Lease and shall be subject to all of the provisions of this Article 12, including, without limitation, the requirement that Tenant obtain Landlord's prior consent thereto. The transfer of shares of ant (if Tenant is a corporation or trust) for purposes of this Section 12.4 shall not include the sale of shares by persons other than those deemed "insiders" within the meaning of the Securities Exchange Act of 1934, as amended, which sale is effected through the "over-the-counter market" or through any recognized stock exchange. The provisions of this Article 12 shall not apply, and the following will not be deemed to be an assignment or sublease requiring Landlord's consent hereto, to any transaction with a corporation or other entity into which Tenant merges or with which Tenant consolidates or to which all or substantially all of Tenant's stock (or equity) or assets are transferred provided that (i) a principal purpose of the transaction is not the assignment of this Lease, (ii) the moving corporation, immediately after the transaction, has a net worth equal to or greater than that of Tenant immediately prior to the transaction, and Landlord is furnished with certified financial statements confirming such net worth, and (iii) the surviving corporation assumes all of Tenant's obligations under this Lease and Landlord is provided with an executed copy of the assumption agreement.

Section 12.5 If, at any time after the originally named Tenant herein may have assigned Tenant's interest in this Lease, this Lease shall be disaffirmed or rejected in any proceeding of the types described in paragraph (D) of Section 16.1 hereof, or in any similar proceeding, or in the event of termination of this Lease by reason of any such proceeding or by reason of lapse of time following notice of termination given pursuant to said Article 16 based upon any of the Events of

Default set forth in such paragraph, any prior Tenant, including, without limitation, the originally named Tenant, upon request of Landlord given within thirty (30) days next following any such disaffirmance, rejection or termination (and actual notice thereof to Landlord in the event of a disaffirmance or rejection or in the event of termination other than by act of Landlord), shall (I)pay to Landlord all Fixed Rent, Escalation Rent and other items of Rental due and owing by the assignee to Landlord under this Lease to and including the date of such disaffirmance, rejection or termination, and (2) as "tenant", enter into a new lease with Landlord of the Premises for a term commencing on the effective date of such disaffirmance, rejection or termination and ending on the Expiration Date, unless sooner terminated as in such lease provided, at the same Fixed Rent and upon the then executory terms,

covenants and conditions as are contained in this Lease, except that

(a) Tenant's rights under the new lease shall be subject to the possessory rights of the assignee under this Lease and the possessory rights of any person claiming through or under such assignee or by virtue of any statute or of any order of any court, (b) such new lease shall require all defaults existing under this Lease to be cured by Tenant with due diligence, and

(c) such new lease shall require Tenant to pay all Escalation Rent reserved in this Lease which, had this Lease not been so disaffirmed, rejected or terminated, would have accrued under the provisions of Article 27 hereof after the date of such disaffirmance, rejection or termination with respect to any period prior thereto. If any such prior Tenant shall default in its obligation to enter into said new lease for a period of thirty (30) days next following Landlord's request therefore, then, in addition to all other rights and remedies by reason of such default, either at law or in equity, Landlord shall have the same rights and remedies against such Tenant as if such Tenant had entered into such new lease and such new lease had thereafter been terminated as of the commencement date thereof by reason of such Tenant's default thereunder.

Section 12.6 Supplementing the provisions of Section 12.1 hereof, if Landlord shall not exercise its rights pursuant to Sections 12.7- 12.9 below, Landlord shall not unreasonably withhold Landlord's consent to any subletting of the entire Remises' or any portion thereof provided that:

(1)Tenant shall request Landlord's consent to the proposed subletting in writing and such request shall be accompanied by (i) a statement setting forth the name and address of the proposed subtenant and the nature of its business, (ii) a reasonably detailed statement describing the proposed use of the Premises, (iii) financial statements prepared by an independent certified public accountant containing the opinion of such accountant reflecting the proposed subtenant's current financial condition and income and expenses for the past two (2) years, or other evidence satisfactory to Landlord of the financial condition of the proposed subtenant, and (iv) a fully executed copy of the proposed sublease which shall comply in all respects with the provisions of this Section 12.6(1). Tenant shall also deliver to Landlord such other or additional information as Landlord may reasonably request; and

(2) The Premises shall not have been publicly advertised (or otherwise described in a written communication directed to the brokerage community or a prospective subtenant) for subletting at a rental rate less than the prevailing rental rate set by Landlord for comparable space in the Building, or, if there is no comparable space, the prevailing rental rate reasonably determined by

Landlord it being agreed, however, that, in response to a request addressed to Tenant or Tenant's broker, the intended rental rate may be disclosed to a third party broker or prospective subtenant);

(3) Tenant shall employ as exclusive renting agent for such ( -subletting a broke; who has at least five years experience in leasing office space in downtown Manhattan;

(4)	No Event of Default shall have occurred and be continuing;

(5) Upon the date Tenant delivers the Tenant Statement to Landlord and upon the date immediately preceding the commencement date of any sublease approved by Landlord, the proposed subtenant shall have a financial standing (taking into consideration the obligations of the proposed subtenant under the sublease) reasonably satisfactory to Landlord, be engaged in a business, and propose to use the Premises in a manner in keeping with the standards of this Lease;

(6) The proposed subtenant (or any Person who, directly or indirectly controls, is controlled by or is under common control with the proposed subtenant) shall not be a tenant or subtenant of any space in the Building, nor shall the proposed subtenant be a Person with whom Landlord is negotiating or discussing to lease space in the Building;

(7) The business to be conducted or the proposed use of the Premises by the proposed subtenant shall not (i) be likely to increase Landlord's expenses with respect to the operation of the Building beyond that which would be incurred for use by Tenant or for use in accordance with the standards of this Lease; (ii) increase the burden on existing cleaning services or elevators over the burden prior to such proposed subletting; (iii ) violate any provision or restrictions herein relating to the use or occupancy of the Premises; (iv) require any alterations to be performed in or made to any portion of the Building or the Real Property other than the Premises or (v) violate any provision or restrictions in any other lease for space in the Building or in any Superior Lease or Mortgage;

(8)The subletting shall be expressly subject and subordinate to (i) all of the terms, covenants, conditions and obligations on Tenant's part to be observed and performed under this Lease, and (ii) the further condition and restriction that the sublease shall not be modified without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed, or assigned, encumbered or otherwise transferred or the subleased premises Where sublet by the subtenant in whole or in part, or any part thereof suffered or permitted by the subtenant to be used or occupied by others, without the prior written consent of Landlord in each instance;

(9)	The subletting shall end no later than one (1) day before the Fixed Expiration Date;

(10)such sublease, which shall be in form reasonably acceptable to Landlord, shall expressly provide that in the event of termination, re-entry or dispossess of Tenant by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor under such sublease, and such subtenant, at Landlord's option, shall attorn to Landlord pursuant to the then executor~ provisions of such sublease, except that Landlord shall not be:

(i)	liable for any act or omission of Tenant under such sublease, or

(ii)	*subject to any defense or offsets which such subtenant may have against Tenant, or

(iii)	bound by any previous payment which such subtenant may have made to Tenant more than thxty (30) days in advance of the date upon which such payment was due, unless previously approved by Landlord, or

(iv)	bound by any obligation to make any payment to or on behalf of such subtenant, or

(v)	bound by any obligation to perform any work or to make improvements to the Premises, or portion thereof demised by such sublease, or

(vi)	bound by any amendment or modification of such sublease made without Landlord's consent, or

(vii)

bound to return such subtenant's security deposit, if any, until such deposit has come into Landlord's actual possession and such subtenant would be entitled to such security deposit pursuant to the terms of such sublease; and there shall not be more than 3 occupants (including Tenant) of the Premises.

Landlord shall respond to Tenant's request for consent to a proposed sublease within thirty (30) days following Landlord's receipt of such request, provided that such request shall have been accompanied by all of the information required to be submitted by Tenant to Landlord pursuant to this Article 12, and provided further that such request shall state that Landlord's response is due within thirty (30) days. If Landlord shall fail to respond to Tenant within such thirty (30) day period, Tenant may issue a second request for Landlord's consent to the proposed subletting (the "Second Sublet Request") in accordance with the provisions of this Section 12.6; provided that, when such First Sublet Request shall have been delivered to Landlord, it shall have borne the following legend typed in bold, capital letters at the top: ''IF LANDLORD SHALL FAIL TO NOTWY TENANTWHETHER LANDLORD CONSENTS TO OR REJECTSTHE PROPOSED SUBLETTING OF ALL OR A PORTION OF THE PREMISES WITHIN THIRTY(30) DAYS FOLLOWI[NG LANLDORD'S RECEIPT OF TEIS NOTICE, SUCH FAILURE SHALL ENTITLE TENANT TO ISSUE A SECOND SUBLET REQUEST, AND IF LANLDORD SHALL NOT CONSENT TO OR REJECT THE PROPOSED SUBLETTING WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT OF SUCH SECOND SUBLET REQUEST, LANDLORD SHALL BE DEEMED TO HAVE CONSENTED TO SUCH PROPOSED SUBLETTING IN ACCORDANCE WITH TEE PROVIONS OF SECTION 12.6 OF TEIE LEASE." If Landlord shall fail to notify Tenant of Landlord's intentions to consent or not to consent to such proposed subletting within ten (10) Business Days after Landlord's receipt of the Second Sublet Request, then Landlord shall be deemed to have consented to such proposed subletting; provided that the Second Sublet Request shall specify Landlord's failure to respond to the First Sublet Request and shall bear the following legend typed in bold, capital letters at the top: "IFLANDLORD SHALL FAIL TO NOTIW TENANT THAT LANLDORD HAS CONSENTED OR NOT CONSENTED TO THE 'PROPOSED SUBLETTING WITHIN FIVE (5) BUSINESS DAYS FOLLOWING LANDLORD'S RECEIPT OF NOTICE, LANDLORD SHALL BE DEEMED TO HAVE CONSENTED TO SUCH PROPOSED SUBLETTING IN ACCORDANCE WITH THE PROVISIONS OF SECTION 12.6 OF THE LEASE." Notwithstanding the

foregoing, the time frames noted in this Paragraph shall be tolled if Landlord has reasonably requested additional information in connection with the subletting in question from the time of such Landlord request until Tenant has provided Landlord with the requested information.

Tenant agrees not to advertise Tenant's desire to sublet the Premises in the media without having first obtained Landlord's approval of the proposed advertisement. Landlord shall not unreasonably withhold such approval, and shall respond to Tenant within five (5) Business Days following Landlord's receipt of such proposed advertisement, provided that Tenant's submission of such proposed advertisement to Landlord shall have been accompanied by a statement that Landlord's response is due within five (5) Business Days.

Section 12.7 If Tenant shall at any time or times during the Term, desire to assign this Lease or sublet all or any portion of the Premises (except to an Affiliate as provided in Section 12.1, Tenant shall first give written notice of such desire to Landlord, which notice shall contain the proposed effective date of the desired assignment or commencement date of the desired sublease (and the expiration date, if a sublease), and if only a portion of the Premises is to be sublet, the notice shall be accompaniedby a floor plan of the Premises on which the area to be subleased is shown cross-hatched. Such notice (a “LeasebackNotice") shall be deemed an offer from Tenant to Landlord whereby Landlord may, at its option, (i) sublease such space (hereinafter called the "Leaseback Space") from Tenant upon the terms and conditions hereinafter set forth (if the proposed transaction is a sublease of part of the Premises), or (ii) terminate this Lease or sublease such space for the term of the proposed sublease as set forth in the Leaseback Notice (if the proposed transaction is an assignment or a sublease of all or substantially all of the Premises). For purposes hereof, more than one (1) transaction with the same party or related parties within a one (1) year period shall be deemed one (1) transaction. Said options may be exercised by Landlord by notice to Tenant at any time within forty-five (45) days after such notice has been given by Tenant to Landlord, and during such forty-five (45) day period Tenant shall not assign this Lease nor sublet such space to any person nor entity or advertise, list or market said space. If Tenant does not consummate an assignment or sublease within one hundred eighty (180) days following the giving of the Leaseback Notice, Tenant shall be required to comply again with the provisions of this Section 12.7 before assigning this Lease, subletting such space or advertising, listing or marketing said space.

Section 12.8 If Landlord exercises its option to terminate this Lease in the case where Tenant desires either to assign this Lease or sublet all or substantially all of the Premises, then this Lease shall end and expire on the date that such assignment or sublet was to be effective or commence, as the case may be, and the Fixed Rent and Escalation Rent due hereunder shall be paid and apportioned to such date.

Section 12.9 If Landlord exercises its option to sublet the Leaseback Space, such sublease to Landlord (as subtenant) shall be at the rental rate per rentable square foot of Fixed Rent and additional rent then payable pursuant to this Lease, and such sublease shall:

(a) be expressly subject to all of the covenants, agreements, terms, provisions and conditions of this Lease except such as are irrelevant or inapplicable, and except as otherwise expressly set forth to the contrary in this Article;

(b)	be for the same term as proposed by Tenant pursuant to Section 12.7 above;

( c) give the sublessee the unqualified and unrestricted right, without Tenant's permission, to assign such sublease or any interest therein and/or to sublet the Leaseback Space or any part or parts of the Leaseback Space and to make any and all changes, alterations and improvements in the space covered by such sublease as Landlord deems necessary or desirable, and if the proposed sublease will result in all or substantially all of the Premises being sublet or the proposed sublease (irrespective of the amount of space subleased) would end less than three years prior to the Fixed Expiration Date, grant Landlord the option to extend the term of such sublease for the balance of the Term less one (1) day;

(d) provide that any assignee or further subtenant of Landlord may, at the election of Landlord, be permitted to make alterations, decorations and installations in the Leaseback Space or any part thereof as Landlord deems necessary or desirable and shall also provide in substance that any such alterations, decorations and installations in the Leaseback Space therein made by any assignee or subtenant of Landlord may be removed, in whole or in part, by such assignee or subtenant, at its option, prior to or upon the expiration or other termination of such assignment or sublease, provided that such assignee or subtenant, at its expense, shall repair any damage and injury to that portion of the Leaseback Space so sublet caused by such removal and restore the space to substantially the condition of the same on the commencement date of the Sublease unless the sublease expires within the last two years of the Term or Tenant does not reoccupy the space for the conduct of Tenant's business;

(e) also provide that (i) the parties to such sublease expressly negate any intention that any estate created under such sublease be merged with any other estate held by either of said parties, (ii) any assignment or subletting by Landlord (as the subtenant) maybe for any purpose or purposes that Landlord, in Landlord's uncollected discretion, shall deem suitable or appropriate, (iii) Tenant, at Landlord's expense, shall and will at all times provide and permit reasonably appropriate means of ingress to and egress from the Leaseback Space so sublet by Tenant to Landlord, (iv) Landlord, at Tenant's expense, may make such alterations as may be required or deemed necessary by Landlord to physically separate the Leaseback Space from the balance of the Remises and to comply with any Requirements of Government Authorities relating to such separation, and (v) that at the expiration of the term of such

-sublease, Tenant will accept the space covered by such sublease in its then existing condition, subject to the obligations of the sublessee to make such repairs thereto as may be necessary to preserve the space demised by such sublease in reasonable order and condition; and

(f) Tenant shall have no obligation, at the expiration or earlier termination of the Term, to remove any alteration, installation or improvement made in the Leaseback Space by Landlord or to restore the Leaseback Space to its original condition by removing any 'such alteration, installation or improvement.

Section 12.10 Performance by Landlord or its designee, under a sublease of the Leaseback Space to Landlord, shall be deemed performance by Tenant of any similar obligation under this Lease and any default under any such sublease shall not give rise to a default under a similar obligation contained in this Lease, nor shall Tenant be liable for any default under this Lease or deemed to be in default hereunder if such default arises directly fiom any act or omission of the subtenant under such sublease or arises directly fiom any act or omission of any occupant holding under or pursuant to any such sublease.

Section 12.1 1 (A) In connection with any subletting of the Premises, other than a subletting to an Affiliate, Tenant shall pay to Landlord an amount equal to fifty (50%) percent of any Sublease Profit derived there from. In no event shall Tenant be entitled to any proceeds derived from or relating to (directly or indirectly) any leasing of the Premises by Landlord following a termination of this Lease pursuant to Section 12.7 above. All sums payable hereunder by Tenant shall be paid to Landlord, as additional rent, within thirty (30) days after receipt thereof by Tenant.

(B) For purposes of this Lease:

(1)"Premises Rent "shall mean the sum of the then Fixed Rent and Escalation Rent payable by Tenant for the Premises.

(2) "Sublease Profit" shall mean the Sublease Rent less the Premises Rent.

(3) "Sublease Rent" shall mean any rent or other consideration paid to Tenant directly or indirectly by any subtenant or any other amount received by Tenant from or in connection with any subletting (including, but not limited to, sums paid to Tenant for the sale or rental, or consideration received on account of any contribution, of Tenant's Property or sums paid in connection with the supply of electricity or HVAC), leis the Sublease Expenses.

(4)"Sublease Expenses" shall mean: (i) in the event of a sale of Tenant's Property, the unamortized or undepreciated cost thereof determined on the basis of Tenant's federal income tax returns, (ii) the reasonable out-of-pocket costs and 'expenses paid by Tenant to unrelated third parties for brokers' fees, attorneys' fees and advertising fees, (iii) any sums paid to Landlord pursuant to Section 12.2(B) hereof, and (iv) the reasonable out-of-pocket cost of improvements or alterations made by Tenant for such subtenant. Sublease Expenses shall be deducted from Sublease Rent on an amortized basis over the term of the subletting in question.

Section 12.12 (A) Notwithstanding the provisions of Section 12.1 hereof, if Landlord shall not exercise Landlord's rights set forth in paragraph (B)(2) of this Section 12.12, Landlord shall not unreasonably withhold or delay Landlord's consent to an assignment of this Lease in its entirety provided that:

(1) Tenant shall request Landlord's consent to the proposed assignment in writing and such request shaI1 be accompanied by (i) a statement setting forth the name and address of the proposed assignee and the nature of its business, (ii) a reasonably detailed statement describing the proposed use of the Premises, (iii) financial statements prepared by an independent certified public accountant containing the opinion of such accountant reflecting the proposed assignee's current financial condition and income and 'expenses for the past two (2) years, or other evidence satisfactory to Landlord of the financial condition of the proposed assignee, and (iv) a filly executed copy of the proposed assignment and assumption agreement, which shall comply in all respects with the provisions of this Section 12.12(A). Tenant shall also deliver to Landlord such other or additional information as Landlord may reasonably request;

(2)	no Event of Default shall have occurred and be continuing;

(3)

upon the date Tenant delivers the Assignment Statement (as hereinafter defined) to Landlord and upon the date immediately preceding the date of any assignment approved by Landlord, the proposed assignee shall have a financial standing (taking into consideration the obligations of the proposed assignee under this Lease) reasonably satisfactory to Landlord, be engaged in a business, and propose to use the Premises in a manner in keeping with the standards of this Lease;

(4)

the proposed assignee (or any Person who, direct* or indirectly, Controls, is Controlled by or is under common Control with the proposed assignee) shall not be a tenant or subtenant of any space in the Building, nor shall the proposed assignee be a Person with whom Landlord is negotiating or discussing to lease space in the Building;

(5)

the business to be conducted or the proposed use of the Premises by the proposed assignee shall not: (a) be likely to increase Landlord's expenses with respect to the operation of the Building beyond that which would be incurred for use by Tenant or for use in accordance with the standards of this Lease; (b) increase the burden on existing cleaning services or elevators over the burden prior to such proposed assignment; (c) violate any provision or restrictions herein relating to the use or occupancy of the Remises; (d) require any alterations to be performed in or made to any portion of the Building or the Real Property other than the Premises; or (e) violate any provision or restrictions in any other lease for space in the Building or in any Superior Lease or Mortgage;

(6)	the assignee shall agree to assume all of the obligations of Tenant under this Lease;

(7)	Tenant shall employ as exclusive renting agent for such assignment who has at least five years experience in leasing office space in downtown Manhattan; and

(8)	The provisions of Section 12.2(C) shall be applicable to such assignment.

(B)(1)Prior to any proposed assignment, Tenant shall submit a statement to Landlord (the "Assignment Statement") setting forth the effective date of the proposed assignment and the terms upon which Tenant proposes to assign this Lease.

(2) Landlord shall have the right, exercisable within forty-five (45) days after Landlord's receipt of the Assignment Statement, to take an assignment of this Lease (in Landlord's own name or that of Landlord's designee) for the same consideration payable to Tenant pursuant to the terms of the Assignment Statement (less the amount of any brokerage commission which would have been payable on account of the assignment pursuant to the Assignment Statement), provided that Landlord shall take possession of the Premises "as is" in its condition as of the date of such assignment and shall be entitled to a. credit against the consideration otherwise payable in the amount, if any, of the value of any improvements, work or demolition proposed to be provided or performed by Tenant pursuant to the Assignment Statement.

(3) If Landlord shall fail to notify Tenant within said forty-five (45) day period of Landlord's intention to exercise the rights set forth in paragraph (B)(2) of this Section 12.12, then, in connection with Tenant's proposed assignment, Landlord shall have no further right to take this Lease by assignment. If Tenant shall not enter into such assignment within one hundred eighty (180) days after the delivery of the Assignment Statement to Landlord, or if such proposed assignment shall be on terms which are less favorable to Tenant than the terms set forth in the original Assignment Statement, then the provisions of this Section 12.12 shall again be applicable in their entirety to any proposed assignment.

( C) If Tenant shall assign this Lease, Tenant shall deliver to Landlord, within ten (1 0) days after execution thereof (but no less than fifteen (15) days prior to the effective date of such assignment), (x) a duplicate original instrument of assignment in form and substance reasonably satisfactory to Landlord, duly executed and acknowledged by Tenant, and Q an instrument in form and substance reasonably satisfactory to Landlord, duly executed and acknowledged by the assignee, in which such assignee shall assume observance and performance of, and agree to be bound by, all of the terms, covenants and conditions of this Lease on Tenant's part to be observed and performed.

(D) Tenant shall pay to Landlord, upon receipt thereof, an amount equal to fifty (50%) percent of all Assignment Proceeds. For purposes of this paragraph @), 'Assignment Proceeds" shall mean all consideration payable to Tenant, directly or indirectly, by any assignee in connection with the assignment of the Mortgage, including Landlord pursuant to paragraph (B) of this Section 12.12, or any other amount received by Tenant from or in connection with any assignment (including, but not limited to, sums paid for the sale or rental, or consideration received on account of any contribution, of Tenant's Property) after deducting therefrom: (i) in the event of a sale (or contribution) of Tenant's Property, the then unamortized or undepreciated cost thereof determined on the basis of Tenant's federal income tax returns, (ii) the reasonable out-of-pocket costs and expenses paid by Tenant to unrelated third parties for brokers' fees, attorneys' fees, and advertising fees, (iii) any sums paid by Tenant to Landlord pursuant to Section 12.2(B) hereof, and (iv) the cost of C improvements or alterations made by Tenant for such assignee. If the consideration paid to Tenant for any assignment shall be paid in installments, then the expenses specified in this paragraph (D), shall be amortized over the period during which such installments shall be payable. If Landlord exercises the right to take an assignment of this Lease pursuant to the provisions of Section 12.8(B) hereof, in no event shall Tenant be entitled to any proceeds derived from or relating to (directly or indirectly) any lease or sublease of the Premises by Landlord or further assignment of the Lease.

Section 12.13 Notwithstanding anything to the contrary contained in this Article 12, Tenant shall have the right to sublease up to 25% of the Premises to not more than two subtenants for a term or terms expiring not later than the fifth anniversary of the Rent Commencement Date (the "Initial Subleases"), and the Initial Subleases shall not be subject to the provisions of Sections 12.7, 12.8, 12.9 and 12.1 1 hereof. However, the Initial Subleases shall be subject to all of the other provisions of this Article 12 including, without limitation, Section 12.6 above. Subject to the provisions set forth in Section 12.6, Landlord's consent to the Initial Subleases shall not be unreasonably withheld or delayed. If any Initial Sublease contains an option on the part of the subtenant or subtenants thereunder to renew such sublease beyond the fifth anniversary of the Rent Coommencement Date, then such sublease shall not qualify as an Initial Sublease.

ARTICLE 13

ELECTRICITY

Section 13.1 Tenant shall at all times comply with the rules, regulations, terms and conditions applicable to service, equipment, and requirements of the public utility supplying electricity to the Building. The risers serving the Premises shall be capable of supplying an electric capacity of at least six (6) watts demand load per usable square foot of the Remises exclusive of the HVAC System, and Tenant shall not use any electrical equipment which, in Landlord's reasonable judgment, would exceed such capacity or interfere with the electrical service to other tenants of the Building. In the event that, in Landlord's exclusive judgment, Tenant's electrical requirements necessitate installation of an additional riser, risers or other proper and necessary equipment, Landlord shall so not Tenant of same. Within five (5) Business Days after receipt of such notice, Tenant shall either cease such use of such additional electricity or shall request that additional electricity capacity (specifying the amount requested) be made available to Tenant. Landlord, in Landlord's reasonable judgment, shall determine whether to make available such additional electricity capacity to Tenant and the amount of such additional electricity capacity to be made available. If Landlord shall agree to make available additional electrical capacity and the same necessitates installation of an additional riser, risers or other proper and necessary equipment, including, without limitation, any switch gear, the same shall be installed by Landlord. Any such installation shall be made at Tenant's own cost and expense, and shall be chargeable and collectible as additional rent and paid within twenty (20) days after the rendition of a bill to Tenant therefore. Landlord shall not be liable to Tenant in any way for any failure or defect in the supply or character of electric service furnished to the Premises by reason of any requirement, act or omission of the utility serving the Building or for any other reason not caused by the gross negligence or willful misconduct of Landlord, whether electricity is provided by the public or private utility or by any electricity generation system owned and operated by Landlord.

Section 13.2 Tenant's electrical consumption at the Premises shall be obtained from the public utility company furnishing electricity to the Building. Tenant shall make all arrangements for electric service with and shall pay all charges therefore directly to the public utility as and when same become due and payable. Such electricity shall be furnished to Tenant by means of the currently existing Building system feeders, risers and wiring to the extent that the same are available, suitable and safe for such purposes. All meters and additional panel boards, feeders, risers, wiring and other conductors and equipment which may be required to obtain electricity directly from such public utility company shall be installed and maintained by Tenant at its expense.

Section 23.3 If the public utility furnishing electricity to the Building, or any Requirements, shall institute or require a change in the manner in which electricity is to be furnished or paid for, and such change reasonably necessitates an appropriate modification of this Article 13, Tenant agrees to execute such modification, provided, however, that in no event shall the Fixed Rent be reduced to an amount below the amounts thereof stated in Section 1.1 of this Lease, as same may be increased pursuant to Article 41 or 42 below.

Tenant agrees fully and timely to comply with all rules and regulations of the public utility applicable to Tenant or the Premises.

ARTICLE 14

ACCESS TO PREMISES

Section 14.1 (A) Tenant shall permit Landlord, Landlord's agents, representatives, contractors and employees and public utilities servicing the Building to erect, use and maintain, concealed ducts, pipes and conduits in and through the Premises. Landlord, Landlord's agents, representatives, contractors, and employees and the agents, representatives, contractors, and employees of public utilities servicing the Building shall have the right to enter the Premises at all reasonable times upon reasonable prior notice (except in the case of an emergency in which event Landlord and Landlord's agents, representatives, contractors, and employees may enter without prior notice to Tenant), which notice may be oral, to examine the same, to show them to prospective purchasers, or prospective or existing Mortgagees or Lessors, and to make such repairs, alterations, improvements, additions or restorations (i) as Landlord may reasonably deem necessary or desirable to the Premises or to any other portion of the Building, or (ii) which Landlord may elect to perform following ten (10)days after notice, except in the case of an emergency (in which event Landlord and Landlord's agents, representatives, contractors, and employees may enter without prior notice to Tenant), following Tenant's failure to make repairs or perform any work which Tenant is obligated to make or perform under this Lease, or (iii) for the purpose of complying with any Requirements, a Superior Lease or a Mortgage, and Landlord shall be allowed to take all material into and upon the Premises that may be required therefore without the same constituting an eviction or constructive eviction of Tenant in whole or in part. The Fixed Rent (and any other item of Rental) shall not abate while said repairs, alterations, improvements, additions or restorations are being made, by reason of loss or interruption of business of Tenant, or otherwise.

(B) Any work performed or installations made pursuant to this Article 14 shall be made with reasonable diligence and otherwise pursuant to the provisions of Section

4.3 hereof.

(C ) Except as hereinafter provided, any pipes, ducts, or conduits installed in or through the Premises pursuant to this Article 14shall be concealed behind, beneath or within partitioning, columns, ceilings or floors located, or to be located in the Premises. Notwithstanding the foregoing, any such pipes, ducts, or conduits may be furred at points immediately adjacent to partitioning columns or ceilings located or to be located in the Remises, provided that the same are completely furred and that the installation of such pipes, ducts, or conduits, when completed, shall not reduce the usable area of the Premises beyond a de minimis amount.

Section 14.2 During the twelve (1 2) month period prior to the Fixed Expiration Date or the expiration of any renewal of extended term, Landlord may, upon reasonable notice to Tenant and at reasonable times, exhibit the Premises to prospective tenants thereof

Section 14.3 If Tenant shall not be present when for any reason entry into the Premises shall be necessary or permissible, Landlord or Landlord's agents, representatives, contractors or employees may enter the same without rendering Landlord or such agents liable therefore if during such entry Landlord or Landlord's agents shall accord reasonable care under the circumstances to Tenant's Property, and without in any manner affecting this Lease. Nothing herein contained, however, shall be deemed or construed to impose upon Landlord any obligation, responsibility or liability whatsoever, for the care, supervision or repair of the Building or any part thereof, other than as herein provided.

Section 14.4 Landlord also shall have the right at any time, without the same constituting an actual or constructive eviction and without incurring any liability to Tenant therefore, to change (but not reduce in number) the arrangement or location of entrances or passageways, doors and doorways, and corridors, elevators, stairs, toilets, or other public parts of the Building and to change the name, number or designation by which the Building is commonly known, provided any such change does not (a) unreasonably reduce, Mere with or deprive Tenant of access to the Building or the Premises or (b)reduce the rentable area of the Premises (except to a & minimis extent). All parts (except surfaces facing the interior of the Premises) of all walls, windows and doors bounding the Premises (including exterior Building walls, exterior core corridor walls, exterior doors and entrances), all balconies, terraces and roofs adjacent to the Premises, all space in or adjacent to the Premises used for shafts, stacks, stairways, chutes, pipes, conduits, ducts, fan rooms, heating, air cooling, plumbing and other mechanical facilities, service closets and other Building facilities are not part of the Premises, and Landlord shall have the use thereof, as well as access thereto through the Premises for the purposes of operation, maintenance, alteration and repair,

ARTICLE 15

CERTIFICATE OF OCCUPANCY

Tenant shall not at any time use or occupy the Remises in violation of the certificate of occupancy at such time issued for the Remises or for the Building and in the event that any department of the City or State of New York shall hereafter contend or declare by notice, violation, order or in any other manner whatsoever that the Remises are used for a purpose which is a violation of such certificate of occupancy, Tenant upon five (5) Business Days written notice from Landlord or any Governmental Authority (or such longer period as may be permitted by such Governmental Authority), shall immediately discontinue such use of . the Premises.

ARTICLE 16

DEFAULT

Section 16.1 Each of the following events shall be an "Event of Default" hereunder:

(A)

If Tenant shall default in the payment when due of any installment of Fixed Rent or any other Rental and such default shall continue for five (5) days after notice of such default is given to Tenant, except that Tenant shall not be entitled to more than two

(B)

such notices in any twelve (12) month period (and, accordingly, after the second such notice in any twelve-month period, it shall be an Event of Default if Tenant shall default in the payment of any installment of Fixed Rent or any other Rental, and such default shall continue for five (5) days after such payment shall have first become due); or

(C)	if the Premises shall become abandoned; or

(D)	if Tenant's interest or any portion thereof in this Lease shall devolve upon or pass to any person, whether by operation of law or otherwise, except as expressly permitted under Article 12 hereof; or

(E)	if Tenant shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(F)

if Tenant shall commence or institute any case, proceeding or other action (A) seeking relief on its behalf as debtor, or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for: it or for all or any substantial part of its property; or

(G)	if Tenant shall make a general assignment for the benefit of creditors; or
(H)

if any case, proceeding or other action shall be commenced or instituted against Tenant seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (B)seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, which in either of such cases (i) result in any such entry of an order for relief, adjudication of bankruptcy or insolvency or such an appointment or the issuance or &try of any other order having a similar effect or (ii) remains undismissed for a period of one hundred twenty (120) days; or

(I)

if any case, proceeding or other action shall be commenced or instituted against Tenant seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its property which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or

(J)	if Tenant shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (2), (3), (4) or

(K)	above; or

(L)	if a trustee, receiver or other custodian is appointed for any substantial part of the assets of Tenant which appointment is not vacated or stayed within twenty (20) Business Days; or

(M)	Intentionally deleted.

(N)

if Landlord shall bring more than two (2) summary dispossess proceedings during any twelve (12) month period as a result of Tenant's failure to pay Rental when due hereunder (provided, however, that this Section 16.1 (I?) shall not be applicable with respect to the last year of the initial Term of this Lease in the event Tenant timely and properly exercised the renewal option in accordance with the terms of Article 41 hereof); or

(O)

if Tenant shall default in the observance or performance of any other term, covenant or condition of this Lease on Tenant's part to be observed or performed and Tenant shall fail to remedy such default within thirty (30) days after notice by Landlord to Tenant of such default, or if such default is of such a nature that it cannot with due diligence be completely remedied within said period of thirty (30) days and Tenant shall not commence within said period of thirty (30) days, or shall not there* diligently to completion, all steps necessary to remedy such default.

Section 16.2 (A) If (i) an Event of Default described in Section 16.1 (D) hereof . shall occur, or (ii) any other Event of Default shall occur and Landlord (at any time thereafter and in Landlord's sole discretion) shall give written notice to Tenant stating that this Lease and the Term shall expire and terminate on the date specified by Landlord in such notice, then this Lease and the Term and all of the rights of Tenant under this Lease shall expire and -terminate as if the date on which the Event of Default described in clause (i) above occurred, or the date specified in the notice given to Tenant by Landlord pursuant to clause (ii) above, .as the case may be, were the Fixed Expiration Date, and Tenant immediately shall quit and surrender the Remises, but Tenant shall nonetheless be liable for all of Tenant's obligations under this Lease, as provided for in Articles 17 and 18 hereof. Anything contained herein to the contrary notwithstanding, if such termination shall be stayed by order of any court having . jurisdiction over any proceeding described in Section 16.1 (D) hereof, or by federal or state statute, then, following the expiration of any such stay, or if the trustee appointed in any such proceeding, Tenant or Tenant as debtor-in-possession shall fail to assume Tenant's obligations under this Lease within the period prescribed therefore by law or within one hundred twenty (1 20) days after entry of the order for relief or as may be allowed by the court, or if said trustee, Tenant or Tenant as debtor-in-possession shall fail to provide adequate protection of Landlord's right, title and interest in and to the Premises or adequate assurance of the complete and continuous future performance of Tenant's obligations under this Lease as provided in Section 12.3(B), then, to the extent permitted by law or by leave of the court having jurisdiction over such proceeding, Landlord shall have the right, at its election, to terminate this Lease on thirty (30) days notice to Tenant, Tenant as debtor-in-possession or said trustee, and, upon the expiration of said thirty (30) day period, this Lease shall cease and expire as aforesaid, and Tenant, Tenant as debtor-in-possession or said trustee shall immediately quit and surrender the Premises as aforesaid.

(B) If an Event of Default described in Section 16.1 hereof shall occur, or this Lease shall be terminated as provided in Section 16.2(A) hereof, Landlord may, without notice, reenter and repossess the Premises and may dispossess Tenant by summary proceedings or other lawful means.

Section 16.3 If at any time, (i) Tenant shall comprise two (2) or more persons, or (ii) Tenant's obligations under this Lease shall have been guaranteed by any person other than Tenant, or (iii) Tenant's interest in this Lease shall have been assigned, the word "Tenant", as used in Section 16.1(D) above, shall be deemed to mean any one or more of the persons primarily or secondarily liable for Tenant's obligations under this Lease. Any monies received by Landlord from or on behalf of Tenant during the dependency of any proceeding of the types referred to in said Section 16.1@) shall be deemed paid as compensation for the use and occupation of the Premises and the acceptance of any such compensation by Landlord shall not be deemed an acceptance of Rental or a waiver on the part of Landlord of any rights under Section 16.2 above.

ARTICLE 17

REMEDIES AND DAMAGES

Section 17.1 (A) If there shall occur any Event of Default, and this Lease and the Term shall expire and come to an end as provided in Article 16 hereof:

(1) Tenant shall quit and peacefully surrender the Premises to Landlord, and Landlord and its agents may immediately, or at any time after such default or after the date upon which this Least and the Term shall expire and come to an end, re-enter the Premises or any part thereof, without notice, either by summary proceedings, or by any other applicable action or proceeding, and may repossess the Premises and dispossess Tenant and any other persons from the Premises and remove any and all of their property and effects from the Premises; and

(2) Landlord, at Landlord's option, may relet the whole or any portion or portions of the Premises from time to time, either in the name of Landlord or otherwise, to such tenant or tenants, for such term or terms ending before, on or after the Expiration Date, at such rental or rentals and upon such other conditions, which may include concessions and free rent periods, as Landlord, in its sole discretion, may determine; provided, however, that Landlord shall have no obligation to relet the Premises or any part thereof and shall in no event be liable for refusal or failure to relet the Premises or any part thereof, or, in the event of any such reletting, for refusal or failure to collect any rent due upon any such reletting, and no such refusal or failure shall operate to relieve Tenant of any liability under this Lease or otherwise affect any such liability, and Landlord, at Landlord's option, may make such repairs, replacements, alterations, additions, improvements, decorations and other physical changes in and to the Premises as Landlord, in its sole discretion, considers advisable or necessary in connection with any such reletting or proposed reletting, without relieving Tenant of any liability under this Lease or otherwise affecting any such liability.

(B) Tenant hereby waives the service of any notice of intention to re-enter or to institute legal proceedings to that end which may otherwise be required to be given under any present or future law. Tenant, on its own behalf and on behalf of all persons claiming through or under Tenant, including all creditors, does further hereby waive any and all rights which Tenant and all such persons might otherwise have under any present or future law to redeem the Premises, or to re-enter or repossess the Premises, or to restore the operation of this Lease, after (a) Tenant shall have been dispossessed by a judgment or by warrant of any court or judge, or (3) any re-entry by Landlord, or (c) any expiration or termination of this Lease and the Term, whether such dispossess, re-entry, expiration or termination shall be by operation of law or pursuant to the provisions of this Lease. In the event of a breach or threatened breach by Tenant, or any persons claiming through or under Tenant, of any term, covenant or_ condition of this Lease, Landlord shall have the right to enjoin such breach and the right to invoke other remedy allowed by law or in equity as if re-entry, summary proceedings and other special remedies were not provided in this Lease for such breach. The right to invoke the remedies hereinbefore set forth are cumulative and shall not preclude Landlord from invoking any other remedy allowed at law or in equity.

Section 17.2 (A) If this Lease and the Term shall expire and come to an end as provided in Article 16 hereof, or by or under any summary proceeding or any other action or . proceeding, or if Landlord shall re-enter the Premises as provided in Section 17.1, or by or under any summary proceeding or any other action or proceeding, then, in any of said events:

(1) Tenant shall pay to Landlord all Fixed Rent, Escalation Rent and other items of Rental payable under this Lease by Tenant to Landlord to the date upon which this Lease and the Term shall have expired and come to an end or to the date of reentry upon the Premises by Landlord, as the case may be;

(2) Tenant also shall be liable for and shall pay to Landlord, as damages, any deficiency (referred to as "Deficiencv") between the Rental for the period which otherwise would have constituted the unexpired portion of the Term and the net amount, if any, of rents collected under any reletting effected pursuant to the provisions of clause (2) of Section 17.1 (A) for any part of such period (first deducting &om the rents collected under any such reletting all of Landlord's expenses in connection with the termination of this Lease, Landlord's re-entry upon the Premises and with such reletting, including, but not limited to, all expenses, such as repossession costs, brokerage commissions, legal expenses, attorneys' fees and disbursements, alteration costs, contribution to work and other expenses of preparing the Premises for such reletting); any such Deficiency shall be paid in monthly installments by Tenant on the days specified in this Lease for payment of installments of Fixed Rent, Landlord shall be entitled to recover fiom Tenant each monthly Deficiency as the same shall arise, and no suit to collect the amount of the Deficiency for any month shall prejudice Landlord's right to collect the Deficiency for any subsequent month by a similar proceeding; and

(3) whether or not Landlord shall have collected any monthly Deficiency as aforesaid, Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord in lieu of any further Deficiency as and for liquidated and agreed final damages, a .sum equal to the amount by which the Rental for the period which otherwise would have constituted the unexpired portion of the Term exceeds the then fair and reasonable rental value of the Premises for the same period, both discounted to present worth at the Applicable Rate less the aggregate amount of Deficiencies theretofore collected by Landlord pursuant to the provisions of clause (A)(2) of this Section 17.2 for the same period; if, before presentation of proof of such liquidated damages to any court, commission or tribunal, the Premises, or any part thereof, shall have been relet by Landlord for the period which otherwise would have constituted the unexpired portion of the Term, or any part thereof, the amount of rent reserved upon such reletting shall be deemed, prima facie, to be the fair and reasonable rental value for the part or the whole of the Premises so relet during the term of the reletting. ,

(B) If the Premises, or any part thereof, shall be relet together with other space in the Building, the rents collected or reserved under any such reletting and the expenses of any such reletting shall be equitably apportioned for the purposes of this Section 17.2.. Tenant shall in no event be entitled to any rents collected or payable under any reletting, whether or not such rents shall exceed the Fixed Rent reserved in this Lease. Solely for the purposes of this Article 17, the term "Escalation Rent" as used in Section 17.2(A) shall mean the Escalation Rent in effect immediately prior to the Expiration Date, or the date of re-entry upon the Premises by Landlord, as the case may be, adjusted to reflect any increase pursuant to the provisions of Article 27 hereof for the Operating Year immediately preceding such event. Nothing contained in Article 16 hereof or this Article 17 shall be deemed to limit or preclude the recovery by Landlord fiom,Tenant of the maximum amount allowed to be obtained as damages by any statute or rule of law, or of any sums or danages to which Landlord may be entitled in addition to the damages set forth in this Section 17.2.

ARTICLE 18

LANDLORD FEES AND EXPENSES

Section 18.1 If an Event of Default shall occur under this Lease, Landlord may (1) as provided in Section 14.1 hereof, enter upon the Premises and cure said Event of Default for the account of Tenant, or (2) make any reasonable expenditure or incur any reasonable obligation for the payment of money, including, without limitation, reasonable attorneys' fees and disbursements, in instituting, prosecuting or defending any action or proceeding, and the cost thereof, with interest thereon at the Applicable Rate, shall be deemed to be additional rent hereunder and shall be paid by Tenant to Landlord within twenty (20) days of rendition of any bill or statement to Tenant therefore, and if the term of this Lease shall have expired at the time of making of such expenditures or incurring of such obligations, such sums shall be recoverable by Landlord as damages.

Section 18.2 If Tenant shall fail to pay any installment of Fixed Rent, Escalation Rent or any other item of Rental for five (5) days after the date the same is due, Tenant shall pay to Landlord, in addition to such installment of Fixed Rent, Escalation Rent or other item of Rental, as the case may be, as a late charge and as additional rent, a sum equal to interest at the Applicable Rate on the amount unpaid, computed from the date such payment w& due until and including the date of pavment.

ARTICLE 19

NO PRESENTATIONS BYLANDLORD

Landlord and Landlord's agents and representatives have made no representations or promises with respect to the Building, the Real Property or the Premises except as herein expressly set forth, and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth herein. Except as set forth in this

Article 19, Tenant shall accept possession of the Premises in the "as is" condition which shall exist on the Commencement Date, and Landlord shall have no obligation to perform any work or make any installations in order to prepare the Premises for Tenant's occupancy. Notwithstanding the foregoing, Tenant shall not be responsible for curing any violations of record existing at the Premises as of the date of this Lease. All references in this Lease to the consent or approval of Landlord or Tenant shall be deemed to mean the written consent or approval of Landlord or Tenant, as the case may be, and no consent or approval of Landlord or Tenant shall be effective for any purpose unless such consent or approval is set forth in a written instrument executed by Landlord or Tenant, as the case may be. Notwithstanding the foregoing, Landlord agrees, at Landlord's sole cost and expense, to use commercially reasonable efforts to repair promptly after the Commencement Date and in a manner consistent with good construction practice any leaks presently existing at the Premises and identified solely during Tenant's performance of the Initial Alterations (including any leaks presently existing in the windows of the Premises, provided that such repair shall not include the replacement of such windows).

ARTICLE 20

ENDOF TERM

Upon the expiration or other termination of this Lease, Tenant shall quit and surrender to Landlord the Premises, vacant, broom clean, in good order and condition, ordinary wear and tear, casualty and damage for which Tenant is not responsible under the terms of this Lease excepted, and otherwise in compliance with the provisions of Article 3 hereof ! (including, without limitation, the provisions of Article 3 governing Tenant's obligation to remove certain Specialty Alterations). If the last day of the Term falls on Saturday or Sunday, this Lease shall expire on the immediately preceding Business Day. Tenant expressly waives, for itself and for any person claiming through or under Tenant, any rights which Tenant or any such person may have under the provisions of Section 2201 of the New York Civil Practice Law and Rules and of any successor law of like import then in force in connection with any holdover summary proceedings which Landlord may institute to enforce the foregoing provisions of this Article 20. Tenant acknowledges that possession of the Premises must be surrendered to Landlord on the Expiration Date. Tenant agrees to indemnify and save Landlord harmless from and against all claims, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) resulting from delay by Tenant in so surrendering the Premises. The parties recognize and agree that the damage to Landlord resulting from any failure by Tenant to timely surrender possession of the Premises as aforesaid will be extremely substantial, will exceed the amount of the monthly installments of the Fixed Rent and Rental theretofore payable hereunder, and will be impossible to accurately measure. Tenant therefore agrees that if possession of the Premises is not surrendered to Landlord on the Expiration Date, in addition to any other rights or remedies Landlord may have hereunder or at law, Tenant shall pay to Landlord on account of use and occupancy of the Premises for each month and for each portion of any month during which Tenant holds over in the Premises after the Expiration Date, a sum equal to two (2) times the aggregate of that portion of the Fixed Rent, Escalation Rent and Rental which was payable under this Lease during the last month of the Term. Nothing herein contained shall be deemed to permit Tenant to retain possession of the Premises after the Expiration Date or to limit in any manner Landlord's right to regain possession of the Premises through summary proceedings, or otherwise, and no acceptance by Landlord of payments from Tenant after the Expiration Date shall be deemed to be other than on account of the amount to be paid by Tenant in accordance with the provisions of this Article 20. The provisions of this Article 20 shall survive the Expiration Date.

ARTICLE 21

QUIET ENJOYMENT

So long as this Lease shall continue to be in full force and effect, Tenant may peaceably and quietly enjoy the Premises subject, nevertheless, to the terms and conditions of this Lease.

ARTICLE 22

POSSESSION

Section 22.1 If Landlord shall be delayed in delivering possession of the Premises, Landlord shall not be subjected to any liability by reason thereof. No such delay in delivering possession shall affect the validity of this Lease or the obligations of Tenant hereunder or be deemed to extend the Term. Tenant hereby acknowledges and agrees that Tenant has accepted possession of the Premises in its "as is" condition existing on the date hereof (ordinary wear and tear and damage by casualty excepted) and that the Premises and the Building are in good .and satisfactory condition as required by this Lease.

Section 22.2 The parties hereto agree that this Article 22 constitutes an express provision as to the time at which Landlord shall deliver possession of the Premises to Tenant, and Tenant hereby waives any rights to rescind this Lease which Tenant might otherwise have pursuant to Section 223-a of the Real Property Law of the State of New York, or pursuant to any other law of like import now or hereafter in force.

ARTICLE 23

NO WAIVER

Section 23.1 Except as expressly set forth in this Lease, no act or thing done by Landlord or Landlord's agents during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing signed by Landlord. No employee of Landlord or of Landlord's agents shall have any power to accept the keys of the Premises prior to the termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord's agents shall not operate as a termination of this Lease or a surrender of the Premises. In the event that Tenant at any time desires to have Landlord sublet the Premises for Tenant's account, Landlord or Landlord's agents are authorized to receive said keys for such purpose without releasing Tenant from any of the obligations under this Lease, and Tenant hereby relieves Landlord of any liability for loss of or damage to any of Tenant's effects in connection with such subletting.

Section 23.2 The failure of Landlord to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease, or any of the Rules and Regulations set forth or hereafter adopted by Landlord, shall not prevent a subsequent act, which would have originally constituted a violation of the provisions of this Lease, from having all of the force and effect of an original violation of the provisions of this Lease. The receipt by Landlord of Fixed Rent, Escalation Rent or any other item of Rental with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. The failure of Landlord to enforce any of the Rules and Regulations set forth, or hereafter adopted, against Tenant or any other tenant in the Building shall not be deemed a waiver of any such Rules and Regulations. No provision of this Lease shall be deemed to have been waived by Landlord, unless such waiver be in writing signed by Landlord. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Fixed Rent or other item of Rental herein stipulated shall be deemed to be other than on account of the earliest stipulated Fixed Rent or other item of Rental, or as Landlord may elect to apply same, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Fixed Rent or other item of Rental be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Fixed Rent or other item of Rental or to pursue any other remedy provided in this Lease. This Lease contains the entire agreement between the parties and all prior negotiations and agreements are merged herein. Any executory agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of this Lease in whole or in part unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

Section 23.3 The failure of Tenant to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease on Landlord's part to be performed, shall not be deemed a waiver of such breach or prevent a subsequent act which would have originally constituted a violation of the provisions of this Lease from having ali, of the force and effect of an original violation of the provisions of this Lease. The payment by Tenant of Fixed Rent, Escalation Rent or any other item of Rental or performance of any obligation of Tenant hereunder with knowledge of any breach of any covenant of this Lease shall not be deemed a waiver of such breach, and payment of the same by Tenant shall be without prejudice to Tenant's right to pursue any remedy against Landlord in this Lease provided.

ARTICLE 24

WAZVER OF TRIAL BYJURY

The respective parties hereto shall and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other (except for personal injury or property damage) on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant's use or occupancy of the Premises, or for the enforcement of any remedy under any statute, emergency or otherwise. If Landlord commences any summary proceeding against Tenant, Tenant will not interpose any counterclaim of whatever nature or description in any such proceeding (unless failure to impose such counterclaim would preclude Tenant from asserting in a separate action the claim which is the subject of such counterclaim).

ARTICLE 25

INABILITYTO PERFORM

This Lease and the obligation of Tenant to pay Rental hereunder and perform all of the other covenants and agreements hereunder on the part of Tenant to be performed shall in no way be affected, impaired or excused because Landlord is unable to fulfill any of Landlord's obligations under this Lease expressly or impliedly to be performed by Landlord or because Landlord is unable to make, or is delayed in making any repairs, additions, alterations, improvements or decorations or is unable to supply or is delayed in supplying any equipment or fixtures, if Landlord is prevented or delayed from so doing by reason of strikes labor troubles or by accident, or by any cause whatsoever beyond Landlord's control, ' including, but not limited to, laws, governmental preemption in connection with a national emergency or by reason of any Requirements of any Governmental Authority, or by reason of the conditions of supply and demand which have been or are affected by war or other emergency ('TJUsY7). Landlord shall use reasonable efforts to end such Unavoidable Delays, provided, however, that Landlord shall have no obligation to employ contractors or labor at so-called overtime or other premium pay rates or to incur any other overtime costs and expenses whatsoever in connection therewith.

ARTICLE 26

BILLS AND NOTICES

Except as otherwise expressly provided in this Lease, any bills, statements, consents, notices, demands, requests or other communications given or required to be given under this Lease shall be in writing and shall be deemed sufficiently given or rendered if delivered by hand or overnight mail via a nationally recognized courier (against a signed receipt), or if sent by U.S. registered or certified mail (return receipt requested) addressed:

(i) if to Tenant, at Tenant's address set forth in this Lease; and

(ii) if to Landlord, at Landlord's address set forth in this Lease, and with copies to (y) HSD/Horton Associates, c/o TrizecHahn Companies, Sears Tower, 233 South Wacker Drive, Suite 4600, Chicago, Illinois 60606, Attn: Portfolio Manager, and (2)each Mortgagee and Lessor which shall have requested same, by notice given in accordance with the provisions of this Article 26 at the address designated by such Mortgagee or Lessor; or to such other address(es) as Landlord, Tenant or any Mortgagee or Lessor may designate as its new address(es) for such purpose by notice given to the other in accordance with the provisions of this Article 26. Any such bill, statement, consent, notice, demand, request or other communication shall be deemed to have been rendered or given on the date when it shall have been delivered (if by hand or by overnight courier) or on the third (3rd) Business Day following the date when it shall have been mailed as provided in this Article 26. Anything contained herein to the contrary notwithstanding, any Operating Statement, Tax Statement or any other bill, statement, consent, notice, demand, request or other communication from Landlord to Tenant with respect to any item of Rental (other than any "default notice" if required hereunder) may be sent to Tenant by regular United States mail.

ARTICLE 27

ESCALATION

Section 27.1 For the purposes of this Article 27, the following terms shall have the meanings set forth below.

(A) "Assessed Valuation" shall mean the amount for which the Real Property is assessed pursuant to applicable provisions of the New York City Charter and of the Administrative Code of the City of New York for the purpose of imposition of Taxes.

(C) "Base Operating Year" shall mean the calendar year ending December 31, 2000.

(D) "Base Taxes" shall mean the average of the Taxes payable for the Base Tax Year and for the Tax Year commencing on July 1, 2000 and ending on June 30, 2001.

(E) (1) "Operating Expenses" shall mean all costs and expenses paid or incurred by Landlord or on Landlord's behalf in respect of the repair, maintenance or operation of the Building or the land upon which it is located (the "Land") or the curbs, sidewalks, plazas and other appurtenances adjoining the same, including, without limitation, the costs and expenses which belong within any one or more of the following categories:

(a) salaries, wages, medical, surgical, insurance (including group life and disability), union and general welfare benefits and pension payments of employees engaged in the repair, operation or maintenance of the Land or the Building;

(b) payroll taxes, workers' compensation, uniforms and related expenses for employees;

(c) the cost of painting common areas and the cost of interior and exterior common area landscape maintenance;

(d) premiums and other charges for rent, casualty, boiler, sprinkler, plate-glass, liability, fidelity and any other insurance Landlord maintains or is required to maintain with regard to the Building or the Land or the maintenance or operation thereof;

7v#200849/4@Z501!.DOC/7703/9999 57

(e) the cost of all supplies (including, without limitation, cleaning supplies), hand tools and other materials used in the repair, maintenance or operation of the Building, and sales and other taxes thereon;

(f) -the depreciation for, or the rental cost or value (including all applicable sales taxes) of all movable equipment used in the repair, maintenance or operation of the Building;

(g) the cost or value of, or the cost or value of the rental of, together with the cost of the installation of, any Building security or other system used in connection with life or property protection installed after the Base Operating Year (including the cost of, or the cost or value of the rental of, all machinery, electronic systems and other equipment comprising any part thereof), with the costs of any capital expenditure to be amortized on a straight line basis over the useful life of such item (as determined by LandIord in connection with Landlord's financial reporting obligations, provided that the same shall not result in a materially shorter useful life of such item than would be used by reasonably prudent landlords of other first-class office buildings in the vicinity of the Building), with an interest factor equal to the Applicable Rate at the time that Landlord incurred said costs. If Landlord shall lease any such item, then the rentals and other costs paid pursuant to such leasing shall be included in Operating Expenses for the Operating Year in which they were incurred;

(h) the cost of all charges for window and other cleaning, janitorial and security services;

(i) charges of independent contractors performing services, or supplying labor or materials, for the Real Property;

(j) Intentionallv Deleted.

(k) whether or not capitalized under generally accepted accounting principles, costs for alterations and improvements to the Building made after the Base Operating Year by reason of the laws and requirements of any Governmental Authorities or the requirements of insurance bodies or Landlord's insurer (consistent with the requirements of insurance bodies) with the costs of any capital expenditure to be amortized on a straight line basis over the useful life of such item, (as determined by generally accepted accounting principles), with an interest factor equal to the Applicable Rate at the time that Landlord incurred said costs. In addition, and notwithstanding anything contained in this Subdivision 27.1 E (l)(k), all costs (including capital costs) of routine or periodic compliance required to be performed after the date hereof by laws and requirements of Governmental Authorities (whether or not in effect on the date hereof) shall be included as an Operating Expense, in fill (i.e., without amortization), in the Operating Year incurred;

(l) (i) management fees paid to a third party, or (ii) if Landlord shall employ a managing agent that is an Affiliate of Landlord, only such portion of the management fees that shall not be in excess other than market rate for management fees of first class office buildings in downtown Manhattan, or (iii) if no managing agent is employed by Landlord,, a sum in lieu thereof which is not in excess of the then market rate for management fees of first class office buildings in downtown Manhattan;

(m) whether or not capitalized under generally accepted accounting principles, the costs of improvements, equipment or machine installed for the purpose of reducing energy consumption or reducing other Operating Expenses, with the costs of any capital expenditure to be amortized on a straight line basis over the useful life of such item (as determined by generally accepted accounting principles), with an interest factor .equal to the Applicable Rate at the time that Landlord incurred said costs. If Landlord shall lease any item (including any capital equipment) designed to result in reduced energy consumption or reducing Operating Expenses, then the rentals and other costs paid pursuant to such leasing shall be included in Operating Expenses for the Operating Year in which they were incurred. The amount payable by Tenant pursuant to this Subdivision 27.1E(l)(m) for any Operating Year shall at no time exceed the cumulative reduction in Operating Expenses resulting from the installation of such improvements, equipment or machinery;

(n) legal, accounting and other professional fees incurred in connection with the operation, maintenance or management of the Land or the Building;

(0) water and sewer charges;

(p) the cost of all charges for gas, oil, steam, electricity (for portions of the Land and the Building not leased or available for leasing to and occupied by tenants in the Building), heat ventilation, water and other utilities, including air conditioning, furnished to the Building, together with any taxes or other impositions imposed with regard to such utilities, but the foregoing shall not include charges for overtime air conditioning, heating and ventilation to the extent that Landlord is reimbursed therefore by tenants in the Building;

(q) all other charges properly allocable to the repair, operation or maintenance of the Building in accordance with real estate accounting practices customarily used in New York City; and

(r) Intentionally Deleted. and excluding, however,

(i) depreciation, except as otherwise provided herein;

(ii) interest, principal, amortization, points and fees payable by Landlord with respect to any Mortgages, and any fixed rent (i.e., rental that is in the nature of Fixed Rent under this Lease, butpot rental that is in the nature of Escalation Rent or other additional rent payable under this Lease, which may be included within Operating Expenses if otherwise falling within the categories set forth in clauses (a)-(@ of this Section @)(I)) payable by Landlord under ahy Superior Leases;

(iii) expenses incurred by Landlord to prepare, renovate, repaint, redecorate or perform any other work of a similar nature (excluding, however, maintenance, repair and replacement work, which shall be included within Building Operating Expenses) .in any space leased to an existing tenant or prospective tenant of the Building;

(iv) expenses incurred by Landlord to lease space to new tenants or retain existing tenants, including legal fees, leasing commissions, advertising and promotional expenditures;

(v) expenses incurred by Landlord to effect any financing, sale or syndication of the Real Property;

(vi) the cost of any electricity furnished to the Premises or any other space in the Building leased or available for leasing to tenants;

(vii) the cost of capital repairs, replacements and improvements, except to the extent otherwise expressly provided in this Article 27;

(viii) Taxes;

(ix) additional operating expenses (i.e., operating expenses that Landlord would not have otherwise incurred in connection with the Building) incurred by Landlord solely by reason of Landlord hereafter making the Real Property subject to a new declaration of covenants or restrictions not necessary or reasonably desirable for the prudent operation of the Building;

(x) expenses incurred by Landlord for repairs or other work necessitated by fire, wind storm or other insurable casualty, or by condemnation;

(xi) expenses incurred by Landlord for replacement of any item fully covered under warranty (or, if not fully covered, then only the portion so covered shall be excluded from Operating Expenses);

(xii) costs or expenses incurred by Landlord which are reimbursed directly tg Landlord by tenants of the Building (including Tenant) or third parties other than pursuant to escalation-type clauses similar to this Article 27;

(xii) expenses for any item or service not provided to Tenant, but that are exclusively provided to certain other tenants in the Building;

(xiii) if a Building employee is not working full time at or in connection with the Building, that portion of employee expenses allocable to the time that such employee is working on other matters;

(xiv) Landlord's general corporate overhead and administrative expenses, except to the extent related to the operation of the Building;

(XV) compensation, wages, benefits, workers' compensation insurance premiums and payroll taxes for employees above the grade of Building manager or for officers, trustees or partners of Landlord, except that the foregoing costs shall be includable -. with respect to personnel engaged in information management, construction management, operations supervision and property accountancy provided that if such personnel are not working full time at, or in connection with, the Building, then the foregoing costs for such personnel shall be equitably allocated; and

(xvi) fees paid to affiliates of Landlord, which fees shall be excluded only if and to the extent that such fees exceed market rates for the services provided.

If Landlord is not furnishing any particular work or service (the cost of which if performed by Landlord would constitute an Operating Expense) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which reasonably would have been incurred during such period by Landlord if it had at its own expense furnished such work or services to such tenant. Any costs incurred in performing work or furnishing services for any tenant or other occupant (including Tenant), whether at such tenant's, occupant's or Landlord's expense, to the extent that such work or service is in excess of any work or service that Landlord is obligated to furnish to Tenant at Landlord's expense shall be deducted from Operating Expenses otherwise chargeable to the Operation of the Property. In addition, until such time as the electricity supplied to each floor of the Building and the common and public areas of the Building (including, without limitation, the Building Systems) shall be separately metered or submetered, Operating Expenses shall include an amount equal to (i) Landlord's average cost per kilowatt hour (utilizing the public utility electrical rates applicable to the Building including energy charges, demand charges, time-of-day charges, fuel adjustment charges, rate adjustment charges, sales tax and any other factors used by the public utility in computing its charges to Landlord) of furnishing electric current to the entire Building, multiplied by (ii) the number of kilowatt hours of electric current finrished to the public and common areas of the Building (including, without limitation, the Building Systems) and other areas not available for occupancy as determined by a survey prepared by an independent, reputable electrical engineer selected by Landlord.

In determining the amount of Operating Expenses for any Operating Year (including the Base Operating Year), if less than ninety-five (95%) percent of the Building rentable area shall have been rented or occupied, then the Operating Expenses for such Lease Year and/or Base Year shall be adjusted to reflect the Operating Expenses that would have been incurred if the Building had been ninety-five (95%) percent occupied at any time during any such Operating Year, Operating Expenses shall be determined for such Operating Year to be an amount equal to the like expenses which would normally be .expected to be incurred had all such areas been occupied throughout such Operating Year.

"Operating Statement" shall mean a statement ii.1 reasonable detail, prepared by a certified public accountant, setting forth an itemization of expenses by specific categories, a computation of Tenant's Share and a comparison of the Operating Expenses for an Operating Year with the Base Operating Expenses and the Escalation Rent for the preceding Operating Year pursuant to the provisions of this Article 27.

"Operating Year" shall mean the calendar year within which the Commencement Date occurs and each subsequent calendar year any part or all of which occurs during the Term.

"Taxes" shall mean the aggregate amount of real estate taxes and any general or special assessments (exclusive of penalties and interest thereon) imposed upon the Real Property (including, without limitation, (i)any fee, tax or charge imposed by any Governmental Authority for any vaults, vault space or other space within or outside the boundaries of the Real Property and which is not chargeable to a tenant or occupant of the Building, (ii) any taxes or assessments levied after the date of this Lease in whole or in part for public benefits to the Real Property or the Building, and (iii) any assessments, levies, impositions, charges or taxes arising from the location of the Real Property or the Building within a Business Improvement District or other area or zone which is subject to governmentally authorized or civic related assessments, levies, impositions, charges or taxes not generally applicable to other portions of the Borough of Manhattan or the City of New York) without taking into account any discount that Landlord may receive by virtue of any early payment of Taxes; provided, that if because of any change in the taxation of real estate, any other tax or assessment, however denominated (including, without limitation, any franchise, income, profit, sales, use, occupancy, gross receipts or rental tax) is imposed upon

Landlord or the owner of the Real Property or the Building, or the occupancy, rents or income therefrom, in substitution for or as an addition to any of the foregoing Taxes, such other tax or assessment shall be deemed part of Taxes computed as if Landlord's sole asset were the Real Property. With respect to any Tax Year, all reasonable expenses (sometimes referred to herein as "Certiorari Expenses”), including reasonable attorneys' fees and disbursements, experts' and other witnesses' fees, incurred in contesting the validity or (\ amount of any Taxes or in obtaining a refund of Taxes shall be considered as part of the Taxes for such Tax Year, and shall be included, if applicable, as part of Base Taxes. Anything contained herein to the contrary notwithstanding, Taxes shall not be deemed to include (w)any taxes on and Landlord's income, payroll or capital, (x) franchise taxes, (y) estate or inheritance taxes, or (z) any similar or other taxes imposed on Landlord, unless such taxes are levied, assessed or imposed as an addition to or in lieu of or as a substitute for the whole or any part of the taxes, assessments, levies, impositions which now constitute Taxes.

"Tax Statement" shall mean a statement in reasonable detail containing a copy of the tax bill for the Taxes for such Tax Year (provided Landlord has received such taxbill from the Governmental Authority), and setting forth a comparison of the Taxes for a Tax Year with the Base Taxes shall mean the period July 1 through June 30 (or such oh period as hereinafter may be duly adopted by the Governmental Authority then imposing taxes as its fiscal year for real estate tax purposes), any portion of which occurs during the Term.

Section 27.2 (A) If the Taxes payable for any Tax Year (any part or all of which falls within the Tenant) shall represent an increase above the Base Taxes, Tenant shall pay as additional rent for such Tax Year and continuing thereafter until a new Tax Statement is rendered to Tenant, Tenant's Share of such increase (the "Tax Pavment") as shown on the Tax Statement with respect to such Tax Year. The Taxes shall be computed initially on the basis of the Assessed Valuation in effect at the time the Tax Statement is rendered (as the Taxes may have been settled or finally adjudicated prior to such time) regardless of any then pending application, proceeding or appeal respecting the reduction of any such Assessed Valuation, but shall be subject to subsequent adjustment as provided in Section 27.3(A) hereof. If the Building successfully qualifies for a Tax Abatement (as defined in Article 40) with respect to the Premises during any particular Tax Year during the Term after the 2000/2001 Tax Year, then Landlord shall provide Tenant with a credit equal to such Tax Abatement attributable solely to the Premises against Tenant's Tax Payment payable for the Tax Year for which such Tax Abatement is received, provided such credit shall not exceed Tenant's Tax Payment for such Tax Year.

(B) At any time during or after a Tax Year, Landlord may render to Tenant a Tax Statement or Statements showing (i) a comparison of the Taxes for such Tax Year with the Base Taxes and (ii) the amount of the Tax Payment resulting from such comparison. On the first day of the month following the furnishing to Tenant of a Tax Statement, Tenant shall pay to Landlord a sum equal to one-twelfth (1/12th) of the Tax Payment shown thereon to be due for such Tax Year multiplied by the number of months (and any fraction thereof) of the Tenant then elapsed since the commencement of such Tax Year. If Landlord furnishes Tax Statement for a Tax Year subsequent to the commencement thereof, until the first day of the month following the month in which the Tax Statement is furnished to Tenant, (x) Tenant shall continue to pay to Landlord on the first day of each month an amount equal to the monthly sum payable by Tenant to Landlord with respect to the next previous Tax Year; (y) promptly after the Tax Statemen1 is furnished to Tenant, Landlord shall give notice to Tenant stating whether the amount previously paid by Tenant to Landlord for the current Tax Year was greater or less than the installments of the Tax Payment to be paid for the current Tax Year in accordance with the Tax Statement, and (a) if there shall be a deficiency, Tenant shall pay the amount thereof within thirty (30) days after demand therefore, or @) if there shall have been an overpayment? Landlord shall credit the amount thereof against the next monthly installments of the Fixed Rent payable under this Lease or, at the end of the Tenant, Landlord shall such amount to Tenant; and (2)on the first day of the month following the month in which the Tax Statement is furnished to Tenant, and monthly thereafter throughout the remainder of the current Tax Year, Tenant shall pay to Landlord an amount equal to one-twelfth (1/12th) of the Tax Payment shown on the Tax Statement. Tax Payments shall be collectible by Landlord in the same manner as Fixed Rent. Landlord's failure to render a Tax Statement refund shall not prejudice Landlord's right to render a Tax Statement during or with respect to any subsequent Tax Year, and shall not eliminate or reduce Tenant's obligation to make Tax Payments for such Tax Year.

Section 27.3 (A) Only Landlord shall be eligible to institute tax reduction or other proceedings to reduce the Assessed Valuation. In the event that, after a Tax Statement has been sent to Tenant, an Assessed Valuation which had been utilized in computing the Taxes for a Tax Year for which Tenant shall have paid additional rent under the provisions of Section 27.2 is reduced (as a result of settlement, final determination of legal proceedings or otherwise), and as a result thereof a refund of Taxes is actually received by or on behalf of Landlord, then, promptly after receipt of such refund, Landlord shall send Tenant a Tax Statement adjusting the Taxes for such Tax Year (taking into account the Certiorari Expenses mentioned in Section 27.1(H) hereof) and setting forth Tenant7 s Share of such refund, and Tenant shall be entitled to receive such Share either, at Landlord's option, by way of a credit against the Fixed Rent next becoming due after the sending of such Tax Statement or by a refund to the extent no further Fixed Rent is due; provided, however, that Tenant's Share of such refund shall be limited to the portion of the Tax Payment, if any, which Tenant had theretofore paid to Landlord attributable to increases in Taxes for the Tax Year to which the refund is applicable on the basis of the Assessed Valuation before it had been reduced.

(B) In the event that, after a Tax Statement has been sent to Tenant, the Assessed Valuation which had been utilized in computing the Base Taxes is reduced (as a result of settlement, final determination of legal proceedings or otherwise) then, and in such event: (i) the Base Taxes shall be retroactively adjusted to reflect such reduction (taking into account the Certiorari Expenses, if any), and (ii) all retroactive Tax Payments resulting from such retroactive adjustment shall be due and payable when billed by Landlord. Landlord promptly shall send to Tenant a statement setting forth the basis for such retroactive adjustment and Tax Payments The Operating Expenses for any Operating Year shall be greater than the Base Expenses, then Tenant shall pay as additional rent for such Operating Year and until a new Operating Statement is rendered to Tenant, Tenant's "Operating Payment") as hereinafter provided.

(C ) At any time during or after the Term Landlord may render to Tenant an Operating Statement or Statements showing (i) a comparison of the Operating Expenses for the Operating Year in question with the Base Operating Expenses, and (ii) the amount of the Operating Payment resulting from such comparison. Landlord's failure to render an Operating Statement during or with respect to any Operating Year in question shall not prejudice Landlord's right to render an Operating Statement during or with respect to any subsequent Operating Year, and sh3ll not eliminate or reduce Tenant's obligation to make payments of the Operating Payment for such Operating Year.

(D) On the first day of the month following the furnishing to Tenant of an Operating Statement, Tenant shall pay to Landlord a sum equal to 1112th of the Operating Payment shown thereon to be due for the preceding Operating Year multiplied by the number of months (and any fraction thereof) of the Term then elapsed since the commencement of such Operating Year in which such Operating Statement is delivered, less Operating Payments theretofore made by Tenant for such Operating Year and thereafter, commencing with the then continuing monthly installment of Fixed Rent and continuing monthly thereafter until rendition of the next succeeding Operating Statement, Tenant shall pay on account of the Operating Payment for such Year an amount equal to 1112th of the Operating Payment shown thereon to be due for the preceding Operating Year. Any Operating Payment shall be collectible by Landlord in the same manner as Fixed Rent.

(D.1) As used in this Section 27.4, (i) "Tentative Monthlv Escalation Charge" shall mean a sum equal to 1112th of the product of (a) Tenant's Share, and (b) the amount by which (x) Landlord's reasonable estimate of Operating Expenses for the Current Year exceeds (y) the Base Operating Expenses, and (ii) "Current Year" shall mean the Operating Year in which a demand is made upon Tenant for payment of a Tentative Monthly Escalation Charge.

(D.2) At any time in any Operating Year, Landlord, at its option, in lieu of the payments required under Section 27.4(C) hereof, may demand and collect from Tenant, as additional rent, a sum equal to the Tentative Monthly Escalation Charge multiplied by the number of months in said Operating Year preceding the demand and reduced by the sum of all payments theretofore made under Section 27.4(C) with respect to said Operating Year, and thereafter, commencing with the month in which the demand is made and continuing thereafter for each month remaining in said Operating Year, the monthly installments of Fixed Rent shall be deemed increased by the Tentative Monthly Escalation Charge. Any amount due to Landlord under this Section 27.4(D) may be included by Landlord in any Operating Statement rendered to Tenant as provided in Section 27.4(B) hereof.

(E) After the end of the Current Year and at anytime that Landlord renders an Operating Statement or Statements to Tenant as provided in Section 27.4(B) hereof with respect to the comparison of the Operating Expenses for said Operating Year or Current Year, with the Base Operating Expenses, as the case may be, the amounts, if any, collected by Landlord from Tenant under Section 27.4(C) or @) on account of the Operating Payment or the Tentative Monthly Escalation Charge, as the case may be, shall be adjusted, and, if the amount so collected is less than or exceeds the amount actually due under said Operating Statement for the Operating Year, a reconciliation shall be made as follows: Tenant shall be debited with any Operating Payment shown on such Operating Statement and credited with the amounts, if any, paid by Tenant on account in accordance with the provisions of subsection (C) and subsection @)(2) of this Section 27.4 for the Operating Year in question. Tenant shall pay any net debit balance to Landlord within thirty (30) days next following rendition by Landlord of an invoice for such net debit balance; any net credit balance shall be applied against the next accruing monthly installments of Fixed Rent.

(E.1) If the sum of the Tentative Monthly Escalation Charges and payments made by Tenant in accordance with subsection (C) of this Section 27.4 for any Operating Year shall have exceeded the Operating Payment for such Operating Year, interest at the Applicable Rate on the portion of the overpayment that exceeds the applicable Operating Payment determined as of the respective dates of such payments by Tenant and calculated from such respective dates to the dates on which such amounts are credited against the monthly installments of Fixed Rent, shall be so credited. Any amount owing to Tenant subsequent to the Term shall be paid to Tenant within twenty (20) days after a final determination has been made of the amount due to Tenant.

Section 27.5 Any Operating Statement sent to Tenant shall be binding upon Tenant unless, within ninety (90) days after such Statement is sent, Tenant shall send a written notice to Landlord objecting to such Statement and specifying the respects in which such Statement is disputed. If such notice is timely sent, Tenant may examine Landlord's books and records relating to the Operation of the Property to determine the accuracy of the relevant Operating Statement. Tenant recognizes the confidential nature of such books and records and agrees to maintain the information obtained from such examination in strict confidence, except that Tenant may disclose such information to Tenant's accountants in connection with any matter pertaining to the accuracy of any Operating Statement; provided, however, that with respect to the disclosure of such information to such accountants, such accountants agree in advance to maintain such information in strict confidence.

Section 27.6 The expiration or termination of this Lease during any Operating Year or Tax Year shall not affect the rights or obligations of the parties hereto respecting any payments of Operating Payments for such Operating Year and any payments of Tax Payments for such Tax Year, and any Operating Statement relating to such Operating Payment and any Tax Statement relating to such Tax Payment, may be sent to Tenant subsequent to, and all such rights and obligations shall survive, any such expiration or termination. In determining the amount of the Operating Payment for the Operating Year or the Tax Payment for the Tax Year in which the Term shall expire, the payment of the Operating Payment for such Operating Year or the Tax Payment for the Tax Year shall be prorated based on the number of days of the Tern which fall within such Operating Year or Tax Year, as the case may be. Any payments due under such Operating Statement or Tax Statement shall be payable within twenty (20) days after such Statement is sent to Tenant.

ARTICLE 28

SERVICES

Section 28.1 (A) Landlord shall provide passenger elevator service to the Premises on Business Days from 8:00 A.M. to 6:00 P.M. and have a passenger elevator subject to call at all other times; it being agreed that Tenant shall have access to the Premises on a twenty-four (24) hours, seven (7) days per week basis.

There shall be one (1) freight elevator serving the Premises and the entire Building on call on a "first come, first served" basis on Business Days from 8:00 A.M. to 5:00 P.M., and on a reservation, "first come, first served" basis from 5:00 P.M.to 8:00 A.M. on Business Days and at any time on days other than Business Days. If Tenant shall use the freight elevators serving the Premises between 5:00 P.M. and 8:00 A.M. on Business Days or at any time on non-Business Days, Tenant shall pay to Landlord, within twenty (20) days after being billed therefore, and as additional rent for such use, the standard rates then fixed by Landlord for the Building, or if no such rates are then fixed, at rates that are based on the costs incurred by Landlord in connection therewith. Notwithstanding the foregoing, Landlord shall furnish up to 50 hours of free after hours freight elevator service during the performance of the Initial Alterations. Landlord shall not be required to furnish any freight elevator services during the hours from 5:00 P.M. to 8:00 A.M. on Business Days, and at any time on days other than Business Days, unless Landlord has received advance notice from Tenant requesting such services prior to 2:00 P.M. of the day upon which such service is requested, or by 2:00 P.M. of the last preceding Business Day if such periods are to occur on a day other than a Business Day.

Section 28.2 Landlord, shall furnish and distribute to the Premises through the HVAC System, when required for the comfortable occupancy of the Premises, HVAC in accordance with the design specifications for the Building as set forth on Exhibit E annexed hereto, on a year round basis from 8:00 A.M. to 6:00 P.M. on Business Days. 'Throughout the Term, Landlord shall have free access on reasonable notice (which notice can be oral or written) to Tenant (except no notice shall be required in cases of emergency) to any and all mechanical installations of Landord, including, but not limited to, air-cooling, fan, ventilating and machine rooms and electrical closets; Tenant shall not construct partitions or other obstructions which may interfere with Landlord's free access thereto, or interfere with the moving of Landlord's equipment to and from the enclosures containing said installations. Neither Tenant, nor its agents, employees or contractors shall at any time enter the said enclosures or tamper with, adjust or touch or otherwise in any manner affect said mechanical installations. Tenant shall draw and close the draperies or blinds for the windows of the Premises whenever the WAC System is in operation and the position of the sun so requires and shall at all times cooperate with Landlord and abide by all of the regulations and requirements which Landlord may reasonably prescribe for the proper functioning and protection of the HVAC System.

Section 28.3 The Fixed Rent does not reflect or include any charge to Tenant for the furnishing or distributing of any necessary WAC to the Remises during periods other than the hours and days set forth above ("Overtime Periods")). Accordingly, if Landlord shall furnish such HVAC to the Premises at the request of Tenant during Overtime Periods, Tenant shall pay to Landlord, within twenty (20) days after being billed therefore additional rent for such services at the standard rates then reasonably fixed by Landlord for the Building, or if no such rates are then fixed, at rates that are based on the costs incurred by Landlord in connection therewith. Landlord shall not be required to furnish any such services during any Overtime Periods unless Landlord has received advance notice from Tenant requesting such services prior to 2:00 P.M. of the day upon which such services are requested, or by 2:00 P.M. of the last preceding Business Day if such Overtime Periods are to occur on a day other than a Business Day. Failure by Landlord to furnish or distribute any such services during such Overtime Periods shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Rental, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or its agents by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant's business or otherwise. If more than one tenant utilizing the same system as ant requests the same Overtime Periods for the same services as Tenant, the charge to Tenant shall be adjusted pro rata.

Section 28.4 Landlord, shall cause the Premises, excIuding any portions thereof used for the storage, preparation, service or consumption of food or beverages, to be cleaned on Business Days in accordance with the standards for the Building. Tenant shall reimburse Landlord for the reasonable cost of removal of any of Tenant's refuse and rubbish from the Premises and the Building, to the extent that the same exceeds the refuse and rubbish usually attendant upon the use of such Premises as offices, upon Tenant's receipt from Landlord of a biIl therefore (together with copies of bills and invoices in connection therewith). Bills for the same shall be rendered by Landlord to Tenant at such time as Landlord may elect and shall be due and payable within twenty (20) days after being rendered as additional rent. Tenant, at Tenant's own cost and expense, shall cause all portions of the Remises used for the storage, preparation, service or consumption of food or beverages to be cleaned daily in a manner reasonably satisfactory to Landlord, and to be exterminated against infestation by vermin, rodents or roaches regularly and, in addition, whenever there shall be evidence of any infestation. Any such exterminating shall be done at Tenant's own cost and expense, in a manner reasonably satisfactory to Landlord, and by Persons approved by Landlord If Tenant shall perform any cleaning services in addition to the services provided by Landlord as aforesaid, Tenant shall employ the cleaning contractor providing cleaning services to the Building (provided the rates for such contractor are competitive with rates charges by other independent cleaning contractors) on behalf of Landlord, or such other cleaning contractor as -shall be approved by Landlord. Tenant shall comply with any recycling program and/or refuse disposal program (including, without limitation, any program related to the recycling, separation or other disposal of paper, glass or metals) which shall be required pursuant to any Requirements.

Section 28.5 If the New York Board of Fire Underwriters or any Governmental Authority, department or official of the state or city government shall require that any changes, modifications, alterations or additional sprinkler heads or other equipment be made or supplied by reason of Tenant's business, or the location of the partitions, trade fixtures, or other contents of the Premises, Landlord shall promptly advise Tenant of such change, modification, alteration or addition, and if Tenant shall fail to correct or comply with said requirement within the time period specified by said New York Board of Fire Underwriters or Governmental Authority, Landlord, at Tenant's reasonable cost and expense, shall promptly make and supply such changes, modifications, alterations, additional sprinkler heads or other equipment.

Section 28.6 Landlord shall provide to the Premises cold water for ordinary drinking and cleaning purposes. If Tenant requires, uses or consumes water for any purpose in addition to ordinary drinking or cleaning purposes, Landlord may install a water meter and thereby measure Tenant's water consumption for all such additional purposes. In such event:

(1) Tenant shall reimburse Landlord for the reasonable cost of the meter and the cost of the installation thereof upon Tenant's receipt from Landlord of a bill therefore, and through the duration of Tenant's occupancy, Tenant shall keep said meter and equipment in good working order and repair at Tenant's own cost and expense; (2) Tenant shall pay for water consumed as shown on said meter, as additional rent, and on default in making such payment Landlord may pay such charges and collect the same from Tenant; and (3) Tenant shall pay the sewer rent, charge or any other tax, rent, levy or charge which now or hereafter is assessed, imposed or shall become a lien upon the Premises or the Real Property of which they are a part pursuant to any Requirement made or issued in connection with any such metered use, consumption, maintenance or supply of water, water system, or sewage or sewage connection or system. The bill rendered by Landlord for the above items shall be based upon Tenant's consumption and shall be payable by Tenant as additional rent within twenty (20) days after rendition.

Section 28.7 Landlord reserves the right to stop service of the WAC System or the elevator, electrical, plumbing or other Building Systems or services, by reason of accident or emergency, or for repairs, additions, alterations, replacements or improvements in the reasonable judgment of Landlord desirable or necessary to be made, until said repairs, alterations, replacements or improvements shall have been completed (which repairs, additions, alterations, replacements and improvements shall be performed in accordance with Section 4.3 hereof). Landlord shall have no responsibility or liability for interruption, curtailment or failure to supply WAC, elevator, electrical, plumbing or other Building Systems or services when prevented by Unavoidable Delays or by any Requirement of any Governmental Authority or due to the exercise of its right to stop service as provided in this Article 28. The exercise of such right or such failure by Landlord shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any compensation or to any abatement or diminution of Rental, or relieve Tenant from any of Tenant's obligations under this Lease, or impose any liability upon Landlord or Landlord's agents by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant's business, or otherwise. Landlord shall use reasonable efforts (without being required to obtain over labor) to perform any non-emergency repairs, additions, alterations, replacements and improvements in a manner so as to minimize interference with Tenant's use of or access to the Premises.

Section 28.8 Landlord shall make available to Tenant the computerized directory in the lobby of the Building for Tenant's Share of listings. The initial programming shall be without charge to Tenant. From time to time, but not more frequently than once every three (3) months, Landlord shall reprogram the computerized directory to reflect such changes in the listings therein as Tenant shall request; and Tenant shall, within twenty (20) days after being billed therefore, pay to Landlord, as additional rent, Landlord's cost to reprogram the same. If Landlord replaces the computerized directory with a manual directory in the lobby of the Building, Tenant shall be entitled to Tenant's Share of such listings on such directory.

Section 28.9 If Landlord shall at any time during the Term furnish any services to Tenant other than Landlord's Building standard services expressly required to be furnished to Tenant pursuant to the provisions of this Article 28 without separate charge to Tenant, then Tenant shall pay to Landlord, as additional rent, within thirty (30) days after demand, Landlord's then current charge for such services. Such additional services may include, as an example only, condenser water, additional electric power or cleaning services.

Section 28.10 Landlord shall furnish condensor water to the Premises on a twenty-four (24) hour seven (7) day a week basis to service supplementary air conditioning unit(s) in the Premises having a capacity of not more than fifteen (1 5) tons ("Tenant's Reserve Allocation"). Landlord shall furnish such condensor water subject to all the provisions of this Lease (including, without limitation the provisions of this Article 28). Tenant shall pay to Landlord, as additional rent, the sum of $500.00 per ton per annum of Tenant's Reserve Allocation (the "Annual Charge),which shall be payable in twelve equal monthly installments on the first day of each calendar month during the Term together with the Fixed Rent, without set-off, reduction or deduction whatsoever, for the furnishing of such condenser water to the Premises. The Annual Charge may be increased annually by an amount equal to Landlord's ..increased cost to furnish condenser water in the Building. Tenant acknowledges and agrees that Tenant shall be obligated to pay the entire Annual Charge whether or not Tenant shall actually utilize all of Tenant's Reserved Allocation, in consideration of Landlord's obligation to reserve all of such tonnage for Tenant's use. In the event that Tenant shall not actually utilize all of Tenant's Reserved Allocation, then Tenant may, upon 30 days written notice to Landlord, decrease Tenant's Reserved Allocation to the number of tons of condenser water then actually used by Tenant, in which event the Annual Charge shall be prorated accordingly. In addition to the Annual Charge, there shall be a one- time 'Tap-In” fee equal to the actual cost incurred by Landlord in connection with Tenant's tap into the Building system. The Tap-In fee shall be payable within twenty (20) days after rendition of a bill therefore. Landlord shall not be liable to Tenant for any failure or defect in the supply or character of condenser water supplied to Tenant by reason of any Requirement, act or omission of the public service company serving the Building or for any other reason not attributable to the gross negligence or willful misconduct of Landlord, its agents, contractors and employees.

ARTICLE 29

PARTNERSHIP TENANT

If Tenant is a partnership or a professional corporation (or is comprised of two (2) or more Persons, individually or as co-partners of a partnership or shareholders of a professional corporation) or if Tenant's interest in this Lease shall be assigned to a partnership or a professional corporation (or to two (2) or more Persons, individually or as co-partners of a partnership or shareholders of a professional corporation) pursuant to Article 12hereof (any such partnership, professional corporation and such Persons are referred to in this Article 29 as l partners hi^ Tenant"), the following provisions shall apply to such Partnership Tenant: (a) the liability of each of the parties comprising Partnership Tenant shall be joint and several; (b) each of the parties comprising Partnership Tenant hereby consents in advance to, and agrees to be bound by (x) any written instrument which may hereafter be executed by Partnership Tenant or any successor entity, changing, modifying, extending or discharging this Lease, in whole or in part, or surrendering all or any part of the Premises to Landlord, and (y) any notices, demands, requests or other communications which may hereafter be given by Partnership Tenant or by any of the parties comprising Partnership Tenant; (c) any bills, statements, notices, demands, requests or other communications given or rendered to Partnership Tenant or to any of such parties shall be binding upon Partnership Tenant and all such parties; (d) if Partnership Tenant shall admit new partners or shareholders, as the case may be, all of such new partners or shareholders, as the case may be, shall, by their admission to Partnership Tenant, be deemed to have assumed joint and several liability for the performance of all of the tenants, covenants and conditions of this Lease on Tenant's part to be observed and performed; and (e) Partnership Tenant shall give prompt notice to Landlord of the admission of any such new partners or shareholders, as the case may be, and upon demand of Landlord, shall cause each such new partner or shareholder, as the case may be, to execute and deliver to Landlord an agreement in form satisfactory to Landlord, wherein each such new partner or shareholder, as the case may be, shall assume joint and several liability for the observance and performance of all the terms, covenants and conditions of this Lease on Tenant's part to be observed and performed (but neither Landlord's failure to request any such agreement nor the failure of any such new partner or shareholder, as the case may be, to execute or deliver any such agreement to Landlord shall vitiate the provisions of clause (d) of this Article 29).

ARTICLE 30

VAULT SPACE

Notwithstanding anything contained in this Lease or indicated on a sketch, blueprint or plan, any vaults, vault space or other space outside the boundaries of the Real Property are not included in the Premises. Landlord makes no representation as to the location of the boundaries of the Real Property. All vaults and vault space and all other space outside the boundaries of the Real Property which Tenant may be permitted to use or occupy are to be used or occupied under a revocable license, and if any such license shall be revoked, or if the amount of such space shall be diminished or required by any Governmental Authority or by any public utility company, such revocation, diminution or requisition shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Rental, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord. Any fee, tax or charge imposed by any Governmental Authority for any such vaults, vault space or other space occupied by Tenant shall be paid by Tenant.

ARTICLE 31

C APTIONS

The captions are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Lease nor the intent of any provision thereof.

ARTICLE 32

PARTIES BOUND

The covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and their respective legal representatives, successors, and, except as otherwise provided in this Lease, their assigns.

ARTICLE 33

BROKER

Tenant represents and warrants to Landlord that Tenant has not dealt with any broker or Person in connection with this Lease other than CB Richard Ellis, Inc. (the "Broker"). Tenant shall indemnify and hold Landlord harmless from and against any and all claims for commission, fee or other compensation by any Person (other than Broker) who shall claim to have dealt with Tenant in connection with this Lease and for any and all reasonable costs incurred by LandIord in connection with any such claims, including, without limitation, reasonable attorneys' fees and disbursements. Landlord agrees to pay Broker's commission in accordance with separate agreements between Landlord and Broker. The provisions of this Article 33 shall survive the Expiration Date.

ARTICLE 34

INDEMNITY

Section 34.1 Tenant shall not do or permit any act or thing to be done upon the Premises which may subject Landlord to any liability for injury, damages to persons or property or to any liability by reason of any violation of any Requirement, and shall exercise such control over the Premises as to protect Landlord against any such liability. Tenant shall indemnify and save the Indemnitees harmless from and against (a) all claims of whatever nature against the Indemnitees arising from any act, omission or negligence of Tenant, or of Tenant's contractors, licensees, agents, servants, employees, invitees or visitors, (b) all claims against the Indernnitees arising from any accident, injury or damage to any person or to the property of any person and occurring during the Term in or about the Remises unless arising from the gross negligence or willfull misconduct of Landlord or any other Indemnitee,

(c)all claims against the Indemnitees arising from any accident, injury or damage occurring outside of the Premises but anywhere within or about the Real Property, whom such accident, injury or damage results or is claimed to have resulted from an act, omission or negligence of Tenant or Tenant's contractors, licensees, agents, servants, employees, invitees or visitors, and (d) any breach, violation or non-performance by Tenant of any covenant, condition or agreement in this Lease set forth and contained on the part of Tenant to be fullfilled, kept, observed and performed, unless such claims or breach, violation or noncompliance arises from the negligence of the Indemnitees seeking indemnification hereunder. This indemnity and hold harmless agreement shall include indemnity from and against any and all liability, fines, suits, demands, costs and expenses of any kind or nature (including, without limitation, reasonable attorneys' fees and disbursements) incurred in or in connection with any such claim or proceeding brought' thereon, and the defense thereof.

Section 34.2 If any claim, action or proceeding is made or brought against Landlord, which claim, action or proceeding Tenant shall be obligated to indemnify Landlord against pursuant to the terms of this Lease, then Landlord shall promptly notify Tenant of such claim, action or proceeding, and Tenant, at Tenant's own cost and expense, shall, at Landlord's request, resist or defend such claim, action or proceeding in Landlord's name using such attomeys as shall be reasonably approved by Landlord. Notwithstanding the foregoing, Landlord may, at Tenant's expense, retain Landlord's own attorneys to assist in defending any claim, action or proceeding involving potential liability. The provisions of this Article 34 shall survive the expiration or earlier termination of this Lease.

ARTICLE 35

ADJACENTEXCAVATION-SHORING

If an excavation shall be made upon land adjacent to the Premises, or shall be authorized to be made, Tenant, upon reasonable advance notice, shall afford to the person causing or authorized to cause such excavation a license to enter upon the Premises for the purpose of doing such work as said person shall deem necessary to preserve the wall or the Building from injury or damage and to support the same by proper foundations, without any claim for damages or indemnity against Landlord, or diminution or abatement of Rental, provided that Tenant shall continue to have uninterrupted access to the Premises and the Building.

ARTICLE 36

MISCELLANEOUS

Section 36.1 This Lease is offered for signature by Tenant and it is understood that this Lease shall not be binding upon Landlord or Tenant unless and until Landlord and Tenant shall have executed and unconditionally delivered a fully executed copy of this Lease to each other.

Section 36.2 The obligations of Landlord accruing under this Lease from and after the sale, conveyance, assignment or transfer by Landlord shall not be binding upon Landlord or upon any subsequent landlord after the sale, conveyance, assignment or transfer (a "Transfer") by Landlord (or any subsequent landlord) of its interest in the Building or the Real Property, as the case may be, and in the event of any such Transfer, Landlord (and any subsequent landlord) shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord (or any subsequent landlord) hereunder arising from and &a the effective date of such Transfer. Notwithstanding the foregoing, and subject to the provisions of this Section 36.2, the transferee entity of a Transfer shall assume all obligations and liabilities of Landlord under this Lease which are the subject of a judicial proceeding that has been commenced by Tenant against Landlord prior to and remains outstanding as of the date of the Transfer. The partners, shareholders, directors, officers and principals, direct and indirect, of Landlord (collectively, the "Parties") shall not be liable for the performance of Landlord's obligations under this Lease. Tenant shall look solely to Landlord to enforce Landlord's obligations hereunder, and shall not seek any damages against any of the Parties. The liability of Landlord for Landlord's obligations under this Lease shall be limited to Landlord's interest in the Real Property and Tenant shall not look to (nor have any recourse against) any other property or assets of Landlord or the property or assets of any of the Parties in seeking either to enforce any of Landlord's obligations under this Lease or to satisfy a judgment for Landlord's failure to perform any of such obligations.

Section 36.3 Notwithstanding anything contained in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated Fixed Rent, Escalation Rent, additional rent or Rental, shall constitute rent for the purposes of Section 502(b)(7) of the Bankruptcy Code.

Section 36.4 Tenant's liability for all items of Rental shall, subject to the provisions of Article 27, survive the Expiration Date.

Section 36.5 Tenant shall reimburse Landlord, as additional rent and within twenty (20) days after rendition of a statement, for all out-of-pocket expenditures made by, or damages or fines sustained or incurred by, Landlord, due to any default by Tenant under this Lease, with interest thereon at the Applicable Rate.

Section 36.6 Neither this Lease nor any memorandum hereof may be recorded by Tenant.

Section 36.7 Tenant hereby waives any claim against Landlord which Tenant may have based upon any assertion that Landlord has unreasonably withheld or unreasonably delayed any consent or approval requested by Tenant, and Tenant agrees that, subject to the provisions of Article 38 below, Tenant's sole remedy in connection therewith shall be an action or proceeding to enforce any related provision or for specific performance, injunction or declaratory judgment. In the event of a determination that such consent or approval has been unreasonably withheld or delayed, the requested consent or approval shall be deemed to have been granted; however, Landlord shall have no liability to Tenant for Landlord's refusal or failure to give such consent or approval.

Section 36.8 This Lease contains the entire agreement between the parties and supersedes all prior understandings, if any, with respect thereto. This Lease shall not be modified, changed, or supplemented, except by a written instrument executed by both parties.

Section 36.9 Unless Landlord shall render written notice to Tenant to the contrary in accordance with the provisions of Article 26 hereof, TrizecHahn Office Properties, Inc. is authorized to act as Landlord's agent in connection with the performance of this Lease, including, without limitation, the receipt and delivery of any and all notices and consents in accordance with Article 26. Tenant shall direct all correspondence and requests to, and shall be entitled to rely upon correspondence received from, TrizecHahn Office Properties, Inc., as agent for the Landlord in accordance with Article 26. Tenant acknowledges that TrizecHahn Office Properties, Inc. is acting solely as agent for Landlord in connection with the foregoing, and neither TrizecHahn Office Properties, Inc. nor any of its direct or indirect partners, officers, shareholders, directors or employees shall have any liability to Tenant in connection with the performance of Landlord's obligations under this Lease, and Tenant waives any and all claims against any such party arising out of, or in any way connected with, the actions of such party within the scope of such agency.

Section 36.10 (A) All of the Schedules and Exhibits attached hereto are incorporated in and made a part of this Lease but in the event of any inconsistency between the terms and provisions of this Lease and the terms and provisions of the Schedules and Exhibits hereto, the terms and provisions of this Lease shall control. Wherever appropriate in this Lease, personal pronouns shall be deemed to include the other genders and the singular to include the plural. All Article and Section references set forth herein shall, unless the context otherwise specifically requires, be deemed references to the Articles and Sections of this Lease.

(B) If any term, covenant, condition or provision of this Lease, or the application thereof to any person or circumstance, shall ever be held to be invalid or unenforceable, then in each such event the remainder of this Lease or the application of such tenant, covenant, condition or provision to any other Person or any other circumstance (other than those as to which it shall be invalid or unenforceable) shall not be thereby affected, and each term, covenant, condition and provision hereof shall remain valid and enforceable to the fullest extent permitted by law.

Section 36.11 This Lease may be executed by the named parties in multiple I. counterparts, each of which when taken together shall constitute a single instrument.

ARTICLE 37

RENT CONTROL

If at the commencement of, or at any time or times during the Term of this Lease, the Rental reserved in this Lease shall not be filly collectible by reason of any Requirement, Tenant shall enter into such agreements and take such other steps (without additional expense to Tenant) as Landlord may request and as may be legally permissible to permit Landlord to collect the rents which may from time to time during the continuance of such legal rent restriction be legally permissible (and not in excess of the amounts reserved therefore under this Lease). Upon the termination of such legal rent restriction prior to the expiration of the Term, (a) the Rental shall become and thereafter be payable hereunder in accordance with the amounts reserved in this Lease for the periods following such termination, and. @) Tenant shall pay to Landlord, if legally permissible, an amount equal to (i) the items of Rental, without interest, which would have been paid pursuant to this Lease but for such legal rent restriction less (ii) the rents paid by Tenant to Landlord during the period or periods such legal rent restriction was in effect.

ARTICLE 38

EXPEDITED ARBITR4TION

Tenant shall have the right to submit a dispute relating to the reasonableness of the grant or denial of a consent by Landlord in connection with a proposed Alteration, assignment or subletting to binding arbitration under the Expedited Procedures provisions (Rules 53 through 57 in the current edition) of the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). In cases where the parties utilize such arbitration: (i) the parties will have no right to object if the arbitrator so appointed was on the list submitted by the AAA and was not objected to in accordance with Rule 54, (ii) the first hearing shall be held within seven (7) Business Days after the appointment of the arbitrator, (iii) if the arbitrator shall find that Landlord acted unreasonably in withholding or delaying a consent or approval, such consent or approval shall be deemed granted, and (iv) the losing party in such arbitration shall pay the arbitration costs charged by AAA and/or the arbitrator.

ARTICLE 39

Section 39.1 Upon the execution of this Lease, Tenant shall deposit with Landlord the Security Deposit Amount, as security for the faithful performance and observance by Tenant of all of the covenants, agreements, terms, provisions and conditions of this Lease. Tenant agrees that, if Tenant shall default with respect to any of the covenants, agreements, terms, provisions and conditions that shall be the obligation of Tenant to observe, perform or keep under the terms of this Lease, including the payment of any Rental, Landlord may use, apply or retain the whole or any part of the security being held by Landlord (the "Security") to the extent required for the payment of any Rental, or any other payments as to which Tenant shall be in default or for any monies which Landlord may expend or may be required to expend by reason of Tenant's default in respect of any of the covenants, agreements, terms, provisions and conditions of this Lease, including any damages or deficiency in the reletting of the Premises, whether such damages or deficiency accrued before or after summary proceedings or other re-entry by Landlord. Landlord shall not be required to so use, apply or retain the whole or any part of the Security so deposited, but if the whole or any part thereof shall be so used, applied or retained, then Tenant shall, upon demand, 'immediately deposit with Landlord an amount in cash equal to the amount so used, applied or retained, so that Landlord shall have the entire Security Amount on hand at all times during the Term. In the event that Tenant shall filly and faithfully comply with all of the terms, provisions, covenants, agreements and conditions of this Lease, the Security shall be returned to Tenant within thirty (30) days after the Expiration Date and delivery of exclusive possession of the Premises to Landlord. In the event of any making or assignment of any underlying lease or upon a conveyance of the Building: (i) Landlord shall have the right to transfer the Security to the assignee or lessee or transferee, (ii) Landlord shall thereupon be released by Tenant from all liability for the return of such Security, and (iii) Tenant agrees to look solely to Landlord's successor for the return of said Security; it being agreed that the provisions hereof shall apply to every transfer or assignment made of the Security to a new Landlord. Tenant further covenants that Tenant will not assign or encumber or attempt to assign or encumber the monies deposited herein as Security, and that neither Landlord nor Landlord's successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

Section 39.2 (A) Notwithstanding anything to the contrary contained in Section 39.1 above, in lieu of a cash security deposit, Tenant shall deliver to Landlord a clean, . irrevocable, transferable and unconditional letter of credit (the "oft") issued by and drawn upon a commercial bank (hereinafter referred to as the "Issuing Bank") which shall be a member bank of the New York Clearinghouse Association (or, in the alternative, which shall have offices for banking purposes in the Borough of Manhattan and shall have a net worth of not less than $1 00,000,000, with appropriate evidence thereof to be submitted by Tenant), which Letter of Credit shall: (i) have a term of not less than one year, (ii)be in the form annexed hereto as Exhibit "F", (iii) be for the benefit of Landlord, (iv) be in the Security Deposit Amount, (v) except as otherwise provided in this Section 39.2, conform and be subject to Uniform Customs and Practice for Documentary Credits, 1993 Revision, ICC Publication No. 500 (or any revision thereof or successor thereto), (vi) be fully transferable by Landlord without any fees or charges therefore (or, if the Letter of Credit shall provide for the payment of any transfer fees or charges, the same shall be paid by Tenant as and when such payment shall be requested by the Issuing Bank), (vii) provide that Landlord shall be entitled to draw upon the Letter of Credit upon presentation to the Issuing Bank of a sight draft accompanied by Landlord's statement that Landlord is then entitled to draw upon the Letter of Credit pursuant to the terms of this Lease, and (viii) provide that the Letter of Credit shall be deemed automatically renewed, without amendment, for consecutive periods of one year each year thereafter during the entire Term and for a period of thirty (30) days thereafter, unless the Issuing Bank shall send notice (the 'Won-Renewal Notice") to Landlord by registered mail, return receipt requested, not less than sixty (60) days next preceding the then expiration date of the Letter of Credit that the Issuing Bank elects not to renew such Letter of Credit, in which case Landlord shall have the right, by sight draft on the Issuing Bank, to receive the monies represented by the then existing Letter of Credit, and to hold and/or disburse such proceeds pursuant to the terms of Section 39.1 above as cash security. If Landlord shall fail, for any reason whatsoever, to draw upon the Letter of Credit within said sixty (60) day period, and the Letter of Credit shall expire prior to the thirtieth (30th) day following the Expiration Date of the Term, then Tenant shall, upon demand, immediately deposit with Landlord the Security Deposit Amount in cash or furnish Landlord with a replacement Letter of Credit (which shall comply with all of the conditions set forth in the immediately preceding sentence), so that Landlord shall have the entire Security on hand at all times during the Lease Term and for a period of thirty (30) days thereafter. Tenant acknowledges and agrees that the Letter of Credit shall be delivered to Landlord as security for the faithful performance and observance by Tenant of all of the covenants, agreements, terms, provisions and conditions of this Lease, and that Landlord shall have the right to draw upon the entire Letter of Credit in any instance in which Landlord would have the right to use, apply or retain the whole or any part of any cash security deposited with Landlord pursuant to Section 39.1 above.

(B) With respect to the Letter of Credit being required hereunder in lieu of cash security all references to "Security" in Section 39.1 above shall be deemed to refer to the Letter of Credit, or any proceeds thereof as may be drawn upon by Landlord.

(C) Provided that Tenant shall not be in default in the performance of any of the obligations of Tenant under this Lease on the security reduction date in question beyond any notice and grace period, then Tenant shall be permitted to reduce the Security Deposit Amount as follows: (i) on August 1,2002 by $100,000 to $900,000, (ii) on August 1,2003 by $150,000 to $750,000, (iii) On August 1,2004 by $100,000 to $650,000, (iv) on August 1,2005 by.$250,000 to $400,000 and (v) on August 1,2006 by $100,000 to $300,000, it being understood and agreed that in no event shall the Security Deposit Amount be reduced to an amount less than $300,000 at any time during the Term. If Tenant shall be permitted to reduce the Security Deposit Amount on any security reduction date in accordance with the provisions of this Section 39.3, and Tenant shall have deposited a cash security deposit with Landlord, then Landlord shall return to Tenant a portion of the Security Deposit Amount permitted to be returned to Tenant promptly after receipt of a written request for such sum from Tenant. In the event (x) Tenant shall have initially delivered to Landlord a Letter of Credit in lieu of cash security in accordance with the tenants and provisions of Section 39.2 above and (y) Tenant shall elect to reduce the Security Deposit Amount in accordance with the terms and provisions of this Section 39.3, Tenant shall be permitted, with Landlord's consent, to furnish to Landlord a replacement letter of credit following the security reduction date in question, reflecting the then applicable reduced amount set forth in this Section 39.3, provided that each such replacement letter of credit shall be in the form specified in Section 39.2 hereof and Landlord shall cooperate with Tenant in connection with effectuating such reduction.

ARTICLE 40

TAX ABATEMENT PROVISION

Section 40.1 (A) Landlord agrees to reasonably cooperate with Tenant (at no cost to Landlord) in connection with Tenant's efforts, if any, to obtain an abatement of Taxes pursuant to Title 4 of the Real Property Tax Law (the "Tax Abatement"). Tenant hereby acknowledges that Tenant shall be solely responsible for (x) the expenditure of all amounts and the performance of all work to the Remises necessary to obtain the Tax Abatement and (y) the preparation and filing of the application, the annual reports and other documentation required pursuant to Title 4 of the RPTL (including, without limitation, pursuant to Section 499-d and 499-f of the RPTL). All fees, charges and other expenses incurred in connection with the application and continuing eligibility for the Tax Abatement shall be the sole responsibility of Tenant.

(B) Without in any way limiting the provisions of Article 34 of this Lease, Tenant shall indemnify and hold harmless each of the Indemnitees from and against any and all liability, damages, claims, costs or expenses relating to the payment of Taxes (including penalties and interest thereon) or other payments required to be paid in connection with or relating to the Tax Abatement arising from the acts, or the failure of Tenant or of any agent, employee or contractor of Tenant to perform any acts required under Title 4 of the RPTL, or misrepresentations of Tenant, together with all costs, expenses and liabilities incurred in or in connection with each such claim or action or proceeding brought thereon, including, without limitation, all reasonable attorneys' fees and expenses. The provisions of this Subsection 40.1(D) shall survive the expiration or earlier termination of this Lease.

(C) Upon the request of Tenant, Landlord shall complete, execute and submit with Tenant all applications (including any revised applications therefore), certificates of continuing eligibility and such other documents, certificates and instruments that the New York City Department of Finance may require in order to issue a certificate of abatement granting the Tax Abatement or in order to maintain the Tax Abatement in effect, and Tenant shall pay to Landlord upon demand, as additional rent, Landlord's reasonable out-of-pocket costs and expenses (including, without limitation, attorneys' fees and disbursements) incurred in reviewing such applications, certificates of continuing eligibility and such other documents, certificates and instruments.

(D)Tenant hereby acknowledges that Landlord has made no representations or warranties to Tenant with respect to Title 4 of the RPTL or of any potential Tax Abatement. Tenants obligations to pay Tenant's Share of Taxes shall not in any way be affected, reduced or impaired by reason of Tenant's failure to qualify for, or obtain, any potential Tax Abatement.

ARTICLE 41

RENEWAL OPTION

Section 4-1.1. Tenant shall have the right (the "Renewal Option"), to renew the Term for all of the Premises for a single renewal term (the "Renewal Term") of five (5) years by written notice (the "Renewal Notice") delivered to Landlord not later than January 3I, 2009, time being of the essence of the giving of such notice; provided, however, that (a) no Event of Default shall have occurred and then be continuing either on the date the Renewal Notice is given or on the Renewal Term Commencement Date (as hereinafter defined), and (b) Tenant shall not have assigned this Lease, and the Tenant named herein, its Affiliates, or a successor entity described in Section 12.4 of this Lease shall be in occupancy of at least 75% of the entire Premises. Upon the giving of the Renewal Notice, this Lease shall be deemed renewed for the Renewal Term with the same force and effect as if the Renewal Tenant had originally been included in the Term. The Renewal Term shall commence on August 1,2010 (the "Renewal Term Commencement Date") and shall terminate on July 31,2015 or such earlier date as this Lease shall terminate pursuant to any of the terms of this Lease.

Section 41.2 All of the terms, covenants and conditions of this Lease shall continue in full force and effect during the Renewal Term, except that (a) the Fixed Rent for the Renewal Term shall be in an amount equal to the greater of: (i) 100%of the Fair Market Value (as hereinafter defined, and (ii) the then annual escalated Rental in effect at the expiration of the initial term of this Lease, (b) Tenant shall have no further right to renew the Term, (c) the Base Tax Year shall be the Tax Year commencing on the July 1st immediately prior to the Renewal Term Commencement Date, and (d) the Base Operating Year shall be the Operating Year commencing on the January I st immediately prior to the Renewal Term Commencement Date. Any termination, cancellation or surrender of the entire interest of Tenant under this Lease at any time during the Term shall terminate any right of renewal of Tenant hereunder.

Section 41.3 "Fair Market Value" shall mean the fair market annual rental value of the Premises at the commencement of the Renewal Term for a term equal to the Renewal Term, as determined by Landlord in good faith based on comparable space in the Building, including all of Landlord's services provided for in this Lease, and with (a) the Premises considered as vacant, and in the "as is" condition (except no value shall be ascribed to Tenant's Property) existing on the Renewal Term Commencement Date, @) the Tax Year being the Tax Year commencing on the July 1st immediately prior to the Renewal Term Commencement Date, and (c) the Base Operating Year being the Operating Year commencing on the January 1st immediately prior to the Renewal Term Commencement Date. The calculation of Tax Market Value shall also be adjusted to take into account all relevant factors.

Section 41.4 If Tenant and Landlord do not agree upon the determination of Fair Market Value, then provided that Landlord and Tenant are unable to resolve the dispute .within six (6)months following the giving of the Renewal Notice, such dispute shall be determined by a single arbitrator appointed in accordance with the American Arbitration Association Real Estate Valuation Arbitration Proceeding Rules. The arbitrator shall be impartial and shall have not less than 10 years' experience in the ~6un6of New York related to the leasing of commercial office space in office buildings comparable to the Building, and the fees of the arbitrator shall be shared by Landlord and Tenant. Within 15 days following the appointment of the arbitrator, Landlord and Tenant shall attend a hearing before the arbitrator at which each party shall submit a report setting forth its determination of Fair Market Value, together with such information on comparable rentals and such other evidence as such party shall deem relevant. The arbitrator shall, within 30 days following such hearing and submission of evidence, render his or her decision by selecting the determination of Fair Market Value submitted by either Landlord or Tenant which, in the judgment of the arbitrator, most nearly reflects the Fair Market Value. The arbitrator shall have no power or authority to select any Fair Market Value other than a Fair Market Value submitted by Landlord or Tenant or to modify any of the provisions of this Lease, and the decision of the arbitrator shall be formal and binding upon Landlord and Tenant. If the Renewal Term commences prior to the determination of the arbitrator, then commencing on the Renewal Term Commencement Date, Tenant shall pay Fixed Rent based on Landlord's determination of Fair Market Value submitted to the arbitrator, and following the arbitrator's final determination, the amount of any overpayment or underpayment shall be appropriately adjusted between the parties.

Section 41.5 Landlord and Tenant, at either party's request, shall promptly execute and exchange an appropriate agreement evidencing the extension of the Term for the Renewal Term, and the terms thereof in a form reasonably satisfactory to both parties, but no such agreement shall be necessary in order to make the provisions hereof effective.

IN WITNESS WHEREOF, Landlord and Tenant have respectively executed this Lease as of the day and year first above written.

HSD/HORTON ASSOCIATES, a California general partnership, Landlord

By: TrizecHahn Centers Inc., a California corporation, as managing general partner

By: Carol A Meyer

Carol A. Meyer

Assistant Secretary

By: ______

Antonio A. Bismonte,

Executive Vice President

COORDINATED CARE SOLUTIONS, INC., Tenant

By: Virginia M. Dallard

Name:

Title:

Fed. Id. No. 52-1955439

7v#200849/4@Z5011.DOC/7703/9999 83

On the 8th day of in the year 2000, before me the undersigned, personally appeared Virginia M. Dollard personally known to me or provided to me on the basis of satisfactory evidence to be the individual(s) whose Name(s) is (are) subscribed to the within instrument and acknowledged tome that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual moved to me on the basis of satisfactory evidence to be the individual(s) or person upon behalf of which the individual(s) acted, executed the instrument.

MARIANNA ACEVED0 MY COMMISSION # CC 888431 EXPIRES: Nov 20.2003

Notary Public